MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------
THE ST. PAUL COMPANIES

                        PRETAX INCOME TOPS $1 BILLION IN 1997;
                         INVESTMENT GAINS PUSH NET INCOME AND
                         SHAREHOLDERS' EQUITY TO RECORD HIGHS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

BY ALMOST ANY MEASURE, 1997 WAS ANOTHER SUCCESSFUL YEAR FOR THE ST. PAUL. PRETAX INCOME FROM CONTINUING OPERATIONS, WHICH INCLUDED OVER $400 MILLION OF REALIZED INVESTMENT GAINS, EXCEEDED $1 BILLION FOR THE YEAR, BY FAR THE HIGHEST TOTAL IN OUR HISTORY. OUR UNDERWRITING OPERATIONS, BENEFITING FROM A SIGNIFICANT IMPROVEMENT IN THE PERSONAL INSURANCE SEGMENT AND A DECLINE IN CATASTROPHE LOSSES, RECORDED SOLID RESULTS AMID CHALLENGING MARKET CONDITIONS. AND THE JOHN NUVEEN COMPANY, OUR ASSET MANAGEMENT-INVESTMENT BANKING OPERATION, POSTED ANOTHER YEAR OF RECORD EARNINGS. THESE RESULTS COMBINED TO PRODUCE CONSOLIDATED NET INCOME OF $705 MILLION FOR THE ST. PAUL, MORE THAN $180 MILLION HIGHER THAN OUR PREVIOUS RECORD ANNUAL TOTAL OF $521 MILLION IN 1995.

       The following table summarizes our results for each of the last three years:

(In millions)                                  Year ended December 31
--------------------------------------------------------------------------------
                                           1997           1996           1995
Pretax income (loss):
  Underwriting                           $1,016          $ 686          $ 652
  Asset management-
     investment banking                      93             92             88
  Parent company and
     consolidating eliminations             (90)           (79)           (71)
--------------------------------------------------------------------------------
     Pretax income from
       continuing operations              1,019            699            669
Income tax expense                          246            141            131
--------------------------------------------------------------------------------
     Income from
       continuing operations                773            558            538
Loss from discontinued operations           (68)          (108)           (17)
--------------------------------------------------------------------------------
     Net income                          $  705          $ 450          $ 521
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Per share                           $ 7.66          $4.94          $5.70
--------------------------------------------------------------------------------

     "Operating earnings," which exclude realized investment gains, is a common measure of an insurance company's results. Our consolidated after-tax operating earnings from continuing operations totaled $531 million in 1997, compared with earnings of $415 million and $481 million in 1996 and 1995, respectively.

     Our record results in 1997 pushed common shareholders' equity to a new high of $4.6 billion, an increase of over $620 million from year-end 1996. With 83.7 million shares outstanding at the end of 1997, our book value per common share was $55.06, an increase of over $7.00 per share since the end of 1996.

     We sold our insurance brokerage operation, Minet, to Aon Corporation in 1997. As a result, Minet is classified as a discontinued operation for all years presented in our financial statements. Proceeds from the sale were approximately equal to our carrying value of Minet.

     We recorded a $68 million loss on disposal (net of taxes) in 1997, however, which reflected our commitment for certain costs related to the Minet divestiture. We also recorded a net loss on disposal in 1996 when we decided to exit the brokerage business. That provision reduced Minet's carrying value to our estimate of its net realizable value.

     In 1996, pretax income from continuing operations of $699 million was $30 million higher than comparable 1995 income of $669 million. Strong growth in realized investment gains and investment income more than offset the impact of over $200 million of catastrophe losses. Net income in 1996 declined $71 million from 1995, reflecting our provision for the loss on disposal of Minet.

     The following table summarizes the source of our consolidated revenues for the last three years: (Premiums "earned" refer to those premiums we've recorded as revenue, whereas premiums "written" refer to premiums for policies sold during the year).

(In millions)                                Year ended December 31
--------------------------------------------------------------------------------
                                           1997           1996           1995
Revenues:
  Premiums earned                        $4,616         $4,448         $3,971
  Net investment income                     886            807            741
  Realized investment gains                 408            219             85
  Asset management-
     investment banking                     262            220            221
  Other                                      47             40             38

--------------------------------------------------------------------------------
     Total revenues                      $6,219         $5,734         $5,056
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     Increase over prior year                8%            13%            16%
--------------------------------------------------------------------------------

     Our revenue growth rate fell to 8% in 1997, reflecting the competitive insurance environment which has negatively impacted premium volume. The majority of the increase in earned premiums in 1997 resulted from our mid-1996 acquisition of Northbrook Holdings, Inc. (Northbrook), a commercial insurance underwriting operation, from Allstate Insurance Company. Northbrook also accounted for approximately $34 million of incremental investment income in 1997. The $189 million increase in realized investment gains resulted from sales of venture capital and equity investments in favorable market conditions. Nuveen's 19% increase in revenues in 1997 was primarily the result of two acquisitions completed during the year.

     In 1996, an increase in premiums earned in our Reinsurance and Commercial segments accounted for the majority of revenue growth over 1995. Northbrook contributed $214 million of earned premiums and approximately $25 million of investment income to our consolidated revenues subsequent to its acquisition in July 1996.

     In the following pages, we take an in-depth look at 1997 results produced by the six distinct business segments that underwrite property-liability insurance and provide related services for particular market sectors. We also review the performance of our underwriting operations' investment segment. After our underwriting discussion, we take a look at the results of our asset management-investment banking segment, The John Nuveen Company.

                          REALIZED GAINS, PERSONAL INSURANCE
                         IMPROVEMENT AND REDUCED CATASTROPHE
                     LOSSES PRODUCE STRONG UNDERWRITING EARNINGS
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

COMPETITIVE CONDITIONS THROUGHOUT VIRTUALLY ALL OF THE PROPERTY-LIABILITY MARKETS IN WHICH WE OPERATE PERSISTED, AND IN MANY CASES, INTENSIFIED DURING 1997. THE PROPERTY-LIABILITY INDUSTRY AS A WHOLE HAS EXPERIENCED A PROLONGED CYCLE OF SOFT PRICING CHARACTERIZED BY EXCESS CAPACITY AND STAGNANT DEMAND IN PRIMARY INSURANCE MARKETS. DURING THIS PERIOD, WE HAVE FOCUSED ON PRESERVING OUR PREMIUM BASE AND THE UNDERLYING QUALITY OF OUR BOOK OF BUSINESS WHILE SELECTIVELY SEEKING OPPORTUNITIES FOR PREMIUM GROWTH THROUGH NEW PRODUCT OFFERINGS AND STRATEGIC ACQUISITIONS.

Our underwriting operations recorded pretax earnings of $1.02 billion in 1997, an increase of $330 million, or 48%, over comparable 1996 earnings of $686 million. The improvement over 1996 was driven by an increase of nearly $200 million in realized investment gains from the sale of investments. In addition, investment income generated by our portfolio increased by $86 million in 1997.

     Underwriting losses declined $36 million in 1997, reflecting a sizable improvement in our Personal Insurance segment and a relatively average level of catastrophe losses compared with several recent years. Deterioration in our International segment and a decline in Medical Services' profitability, however, partially mitigated these positive developments. Catastrophe losses totaled $105 million in 1997, compared with $207 million in 1996. The bulk of our catastrophe experience in 1997 resulted from severe flooding in the Red River Valley, which forms the border between Minnesota and North Dakota, and spring storms in the Midwest.

     Consolidated written premiums of $4.48 billion in 1997 grew 2% over the 1996 total of $4.40 billion. Premium declines in our Medical Services and Reinsurance segments were offset by growth in Commercial and Personal Insurance premiums. The Commercial increase was entirely the result of incremental premiums provided by Northbrook, which were included in our results for a full 12 months in 1997, compared with just five months in 1996. Without the additional impact of Northbrook in 1997, our consolidated premium volume would have been level with 1996.

     Our combined ratio (the combination of a loss ratio and an expense ratio) was 105.1 in 1997, slightly better than the 1996 ratio of 105.5. The loss ratio of 72.5, measuring losses and loss adjustment expenses as a percentage of earned premiums, was 2.1 points better than the 1996 ratio of 74.6. Catastrophe losses accounted for 2.3 points of our loss ratio in 1997, compared with a 4.6 point impact in 1996. Our expense ratio, however, which measures underwriting expenses as a percentage of premiums written, deteriorated 1.7 points to 32.6 in 1997. The slow rate of premium growth and Northbrook integration costs during the first half of 1997 negatively impacted our expense ratio in 1997.

1996 VS. 1995 -- Pretax earnings in 1996 of $686 million were 5% ahead of 1995 earnings of $652 million. Underwriting results in 1996 suffered from catastrophe losses of $207 million, the second-highest total in our history, and an increase in weather-related, but noncatastrophe loss experience in our Personal Insurance segment. Catastrophes in 1996 included numerous storms and hurricanes. Strong investment returns, however, in the form of a three-fold increase in realized gains and a $64 million increase in investment income, offset the increase in underwriting losses and resulted in improved earnings over 1995. Written premiums in 1996 of $4.40 billion grew 4% over 1995 volume of $4.24 billion, largely due to the $140 million of premiums generated by the Northbrook acquisition. Our combined ratio in 1996 was almost four points worse than 1995, reflecting the impact of catastrophe losses on the loss ratio and initial Northbrook integration costs on the expense ratio.

1998 UNDERWRITING OUTLOOK -- We do not anticipate that market conditions will improve in the coming year, and in fact, we believe they may deteriorate further in some industry sectors. In that environment, we will focus on maintaining discipline in our underwriting decisions while aggressively seeking to identify and capitalize on new business opportunities. We do not intend to sacrifice profitability to achieve premium growth. Improving our International results and maintaining Medical Services' market share will be priorities in 1998. We believe our proposed merger with USF&G Corporation will enhance our market presence and efficiency in an increasingly competitive marketplace. If the merger is completed, we anticipate incurring a pretax restructuring charge of between $300 million and $500 million in 1998.

     The "1998 Outlook" sections of our individual underwriting segment discussions in the following pages exclude the anticipated impact of the proposed merger because it had not been approved or consummated at the date of this report.

UNDERWRITING RESULTS BY SEGMENT -- The following table summarizes written premiums, underwriting results and combined ratios for each of our underwriting business segments for the last three years. Following the table, we take a closer look at 1997 results for each operation and look ahead to 1998.

(Dollars in millions)                                                 Year ended December 31
---------------------------------------------------------------------------------------------------
                                                   % of 1997        1997         1996        1995
                                            Written Premiums
WORLDWIDE INSURANCE OPERATIONS
ST. PAUL FIRE AND MARINE
Specialized Commercial
  Written premiums                                       29%      $1,282       $1,279      $1,304
  Underwriting result                                             $   28       $   49      $ (124)
  Combined ratio                                                    98.7         96.2       109.0
---------------------------------------------------------------------------------------------------
Commercial
  Written premiums                                       19%      $  873       $  778      $  618
  Underwriting result                                             $  (63)      $  (60)     $   (3)
  Combined ratio                                                   109.6        109.9        99.6
---------------------------------------------------------------------------------------------------
Personal Insurance
  Written premiums                                       17%      $  767       $  725      $  673
  Underwriting result                                             $  (63)      $ (202)     $  (33)
  Combined ratio                                                   107.9        128.2       104.6
---------------------------------------------------------------------------------------------------
Medical Services
  Written premiums                                       12%      $  523       $  586      $  674
  Underwriting result                                             $    1       $   55      $   76
  Combined ratio                                                   102.5         91.8        86.6
---------------------------------------------------------------------------------------------------
TOTAL ST. PAUL FIRE AND MARINE
Written premiums                                         77%      $3,445       $3,368      $3,269
Underwriting result                                               $  (97)      $ (158)     $  (84)
Combined ratio                                                     104.1        105.3       101.8
---------------------------------------------------------------------------------------------------
ST. PAUL INTERNATIONAL UNDERWRITING
Written premiums                                          6%      $  290       $  267      $  261
Underwriting result                                               $  (51)      $  (21)     $  (23)
Combined ratio                                                     117.7        108.1       109.4
---------------------------------------------------------------------------------------------------
TOTAL WORLDWIDE INSURANCE OPERATIONS
Written premiums                                         83%      $3,735       $3,635      $3,530
Underwriting result                                               $ (148)      $ (179)     $ (107)
Combined ratio                                                     105.1        105.5       102.4
---------------------------------------------------------------------------------------------------
ST. PAUL RE
Written premiums                                         17%      $  745       $  761      $  713
Underwriting result                                               $  (32)      $  (37)     $    4
Combined ratio                                                     104.7        105.3        99.1
---------------------------------------------------------------------------------------------------
TOTAL UNDERWRITING
Written premiums                                        100%      $4,480       $4,396      $4,243
Underwriting result                                               $ (180)      $ (216)     $ (103)
Combined ratio:
  Loss and loss expense ratio                                       72.5         74.6        72.1
  Underwriting expense ratio                                        32.6         30.9        29.7
---------------------------------------------------------------------------------------------------
  Combined ratio                                                   105.1        105.5       101.8
---------------------------------------------------------------------------------------------------

Amounts are on a GAAP basis, except for combined ratios, which are not derived from our GAAP financial statements.

ST. PAUL FIRE AND MARINE

FIRE AND MARINE IS OUR U.S. INSURANCE UNDERWRITING OPERATION, AND IS COMPOSED OF FOUR BUSINESS SEGMENTS WHICH UNDERWRITE PROPERTY-LIABILITY INSURANCE AND PROVIDE INSURANCE-RELATED PRODUCTS AND SERVICES TO COMMERCIAL, PROFESSIONAL AND INDIVIDUAL CUSTOMERS. FIRE AND MARINE UTILIZES A NETWORK OF INDEPENDENT INSURANCE AGENTS AND BROKERS TO DELIVER ITS INSURANCE PRODUCTS. IT RANKED AS THE 13TH-LARGEST U.S. PROPERTY-LIABILITY UNDERWRITER BASED ON 1996 PREMIUM VOLUME.


ST. PAUL FIRE AND MARINE
--------------------------------------------------------------------------------
SPECIALIZED COMMERCIAL

Specialized Commercial is composed of Custom Markets, which serves specific commercial customer segments (Financial and Professional Services, Ocean Marine, Public Sector Services, Surplus Lines and Technology), and Major Markets, which provides specialized products and services for targeted industry groups (Construction, Surety, Manufacturing, Service Industries, Special Property, National Programs and Transportation). The results of our limited participation in insurance pools are also included here.

PREMIUMS -- Written premiums of $1.28 billion in 1997 were level with 1996. Pricing was under pressure throughout 1997 in virtually every market sector served by this, our largest business segment. Major Markets' premium volume increased 6% over 1996, primarily due to new business growth in the Construction, Transportation and Manufacturing business centers. Written premiums in Custom Markets, however, were down 3% from 1996. The decline was centered in Surplus Lines, reflecting the excess capacity plaguing the commercial marketplace which has lessened demand for this type of coverage. Public Sector Services premiums in 1997 grew by $15 million, or 30%, as a result of new business. Our reduced participation in certain insurance pools was reflected in a $9 million decline in premium volume in that category compared with 1996.

UNDERWRITING RESULT -- Despite the lack of premium growth in 1997, our Specialized Commercial segment recorded another year of solid results. The underwriting profit of $28 million declined from the 1996 profit of $49 million, however, primarily due to an increase in losses in the Construction and Transportation business centers. The Technology business center posted particularly good results in 1997, achieving $29 million in improvement over 1996 due to favorable current and prior-year loss experience. In addition, our Surety operation recorded strong results in 1997.

Our second consecutive year of underwriting profitability indicates that we have been successful to date in balancing the competitive pricing levels with our stringent underwriting standards.

1996 VS. 1995 -- Premium volume in 1996 was down 2% from the 1995 total of $1.30 billion, primarily due to our withdrawal from several insurance pool arrangements which had performed poorly for several years. The $47 million impact of those withdrawals more than offset premium growth in several of our business centers, including Ocean Marine, Surety, and Financial and Professional Services. The pool withdrawals also accounted for the majority of the $173 million improvement in underwriting results in 1996. Financial and Professional Services, and Surety also posted strong results in 1996.

1998 OUTLOOK -- We anticipate that the current market conditions will persist in 1998, exerting additional downward pressure on pricing. In that environment, we will emphasize our strong commitment to underwriting standards while continuing to address emerging business opportunities within the framework of our successful "market niche" underwriting philosophy. The large-account commercial customer is becoming increasingly more sophisticated, demanding high-quality services and low costs, and we believe our specialty approach differentiates us in a marketplace where competitive pressures show no signs of abating.

ST. PAUL FIRE AND MARINE
--------------------------------------------------------------------------------
COMMERCIAL

Commercial provides property and liability insurance for a broad range of small to midsized commercial enterprises. Business coverages marketed include general liability, workers' compensation, commercial auto and fire, umbrella and excess liability, and inland marine. Commercial offers tailored coverages and insurance products for specific customer groups, such as museums, golf courses, colleges and schools, manufacturers, wholesalers and processors. The small commercial product line includes our Package Accounts for Commercial Enterprises (PACE) policies for individuals, groups or franchise operations, including offices, retailers and family restaurants.

PREMIUMS -- Commercial premiums of $873 million in 1997 were 12% higher than 1996 volume of $778 million. The 1997 total included $230 million of premiums resulting from our acquisition of Northbrook. Premium volume in 1996 included $140 million of Northbrook production for the five months subsequent to its acquisition. Factoring Northbrook out of both years, premiums in 1997 were virtually level with 1996. Market conditions in the small to midsized commercial sector remained intensely competitive throughout the year, making it difficult to retain renewal business and underwrite new business. During this period of soft pricing, which has persisted for several years and shows no sign of improving, we have focused on maintaining a quality book of business while continuing our product development and enhancement efforts.

UNDERWRITING RESULT -- Commercial's underwriting loss of $63 million was slightly worse than the 1996 loss of $60 million. Losses in 1997 were centered in our commercial property coverages, largely due to catastrophe losses, which totaled $42 million in the Commercial segment in 1997. Workers' compensation results also deteriorated in 1997 due to an increase in the severity of losses. Catastrophe losses in 1996 were $56 million. The expense ratio of 38.7 in 1997 was almost three points worse than 1996, reflecting the lack of real growth in underlying premium volume and the impact of Northbrook integration expenses. The expense ratio improved steadily throughout the year, however, as we began realizing efficiencies from those integration efforts. Northbrook in its entirety, including investment returns on assets acquired, made a positive contribution to our results in 1997.

1996 VS. 1995 -- Virtually all of our 26% premium growth in 1996 resulted from the mid-year acquisition of Northbrook. Difficult market conditions in 1996 made premium growth from new business or rate increases difficult. Commercial's underwriting loss of $60 million in 1996 did not compare favorably to 1995's $3 million loss, reflecting an increase in catastrophe experience and the impact of Northbrook's underwriting losses, as well as our initial Northbrook integration costs.

1998 OUTLOOK -- As competition continues to intensify in the commercial market in 1998, we will strive to identify and eliminate unnecessary expense and improve productivity while pursuing an effective execution of our business plan. We plan to develop new products and coverages and enhance several of our existing ones. With the vast majority of our Northbrook integration efforts behind us, we expect our expense ratio to improve in 1998.

ST. PAUL FIRE AND MARINE
--------------------------------------------------------------------------------
PERSONAL INSURANCE

Personal Insurance provides a broad portfolio of property-liability insurance products and services for individuals. Through a variety of single line and package policies, individuals can acquire coverages for personal property, such as homes, autos and boats, and for personal liability.

PREMIUMS -- Personal Insurance premiums totaled $767 million in 1997, 6% higher than 1996 volume of $725 million. Rate increases accounted for the majority of our premium growth in 1997, with new business a lesser factor. Premiums increased in both our package and single line coverages. Our popular PAK II package policy generated premiums of $323 million in 1997, a 7% increase over comparable 1996 premiums of $301 million.

UNDERWRITING RESULT -- The turnaround in Personal Insurance results in 1997 was one of The St. Paul's major successes of 1997. The underwriting loss of $63 million was vastly improved over the 1996 loss of $202 million. Approximately $100 million of that reduction reflected the impact of corrective pricing and underwriting measures implemented to improve our book of business in the wake of 1996's sizable losses. We also benefited from a $39 million decline in catastrophe losses in 1997. After several years of expense reduction initiatives, our Personal Insurance expense ratio was 29.3 in 1997, down from the low 40-point range in the early 1990s.

1996 VS. 1995 -- Written premiums in 1996 grew 8% over 1995, largely the result of new business in our package products. A significant increase in weather-related losses and adverse development on previously established reserves pushed our 1996 underwriting loss to $202 million, much worse than the 1995 loss of $33 million. Catastrophe losses in 1996 were $54 million higher than the 1995 total.

1998 OUTLOOK -- In 1998, we will strive to sustain and build on the successes achieved in 1997. Improving the profitability of our personal property lines will be a major priority. We plan to invest substantial resources in technology to increase efficiency. Effective marketing and pricing strategies will be vital in an increasingly competitive marketplace.


ST. PAUL FIRE AND MARINE
--------------------------------------------------------------------------------
MEDICAL SERVICES

Medical Services offers medical professional liability, property and general liability insurance to the health care delivery system. Products include coverages for health care professionals (including physicians and surgeons, dental professionals and nurses), individual health care facilities (including hospitals, long-term care facilities and other facilities, such as laboratories), and entire systems, such as hospital networks and managed care systems. Specialized claim and loss control services are vital components of Medical Services' insurance products. Medical Services underwrites through three major business lines - health care professionals, health care facilities and major accounts. Based on 1996 premium volume, Medical Services ranked as the largest medical liability insurance underwriter in the United States.


PREMIUMS -- Written premiums of $523 million in 1997 declined 11% from 1996 premiums of $586 million. Competition in the medical liability marketplace, particularly the health care professionals sector, has intensified over the last several years as new insurers have entered the market. As a result, new business opportunities have diminished and downward pressure on renewal pricing has accelerated. We have focused on preserving our market leadership position during this soft market cycle, meeting the competition on pricing when appropriate, but declining business with little potential for acceptable returns. Premium shortfalls from 1996 were most acute in the health care professionals and health care facilities lines, while major accounts' volume was virtually level with 1996.

UNDERWRITING RESULT -- Medical Services posted an essentially break-even underwriting result in 1997 after recording an underwriting profit of $55 million in 1996. The deterioration from 1996 was centered in the health care facilities line. Competitive pricing pressures, a reduction in the magnitude of favorable prior-year loss development, and an increase in the severity of incurred losses were all contributing factors to the decline in profitability in 1997. Although insignificant, the $1 million underwriting profit extended Medical Services' record of consecutive annual profitable results to nine.

1996 VS. 1995 -- The 13% decline in premium volume in 1996 was distorted by our 1995 transition to annual policy terms for some of our physicians and surgeons business, which resulted in 18 months worth of premiums being recorded for that business in 1995. Competitive market conditions also pushed prices lower and limited new business opportunities. The decline in underwriting profitability in 1996 reflected the impact of a sustained period of flat pricing and the diminishing impact of favorable development on previously established reserves.

1998 OUTLOOK -- We don't anticipate any significant changes in the medical liability insurance market in 1998. We are continuing to work on a number of fronts to maintain our market leadership position. We are emphasizing new product efforts, leveraging our proven ability to serve the sophisticated risk-transfer needs of the evolving health care delivery system. We are seeking to expand our relationships with existing customers, major insurance brokers and independent agents. We expect Medical Services' underwriting results in 1998 to be impacted by flat pricing, increasing severity and the diminishing impact of favorable prior-year loss development.

WORLDWIDE INSURANCE OPERATIONS
--------------------------------------------------------------------------------
ST. PAUL INTERNATIONAL UNDERWRITING

THE INTERNATIONAL SEGMENT INCLUDES MOST PRIMARY INSURANCE WRITTEN OUTSIDE THE UNITED STATES. WE HAVE A PRESENCE AS A LICENSED INSURANCE COMPANY IN CANADA,
AND 10 COUNTRIES IN EUROPE, AFRICA AND LATIN AMERICA. OUR INTERNATIONAL OPERATIONS INCLUDE BUSINESS GENERATED FROM OUR PARTICIPATION IN LLOYD'S OF LONDON AS AN INVESTOR AND AS THE OWNER OF TWO MANAGING AGENCIES. THIS SEGMENT ALSO PROVIDES COVERAGE FOR THE NON-U.S. RISKS OF U.S. CORPORATE POLICYHOLDERS AND FOREIGN-BASED COMPANIES' EXPOSURES IN THE UNITED STATES. INTERNATIONAL OFFERS A RANGE OF COMMERCIAL AND PERSONAL PRODUCTS AND SERVICES TAILORED TO MEET THE UNIQUE NEEDS OF INTERNATIONAL CUSTOMERS.

PREMIUMS -- Written premiums totaled $290 million in 1997, an increase of 8% over 1996 volume of $267 million. International insurance markets in 1997 were characterized by severe price cutting among Lloyd's syndicates and insurers operating in virtually all countries where St. Paul International Underwriting has a presence. Premiums of $159 million in our European operations were $15 million ahead of 1996, largely due to the favorable impact of foreign currency translation. Premium volume of $57 million generated through Lloyd's was down 2% in 1997, reflecting the impact of declining rates and our strategic decision to focus on four syndicates that offer prospects for profitable growth. Our operations in Canada and Ireland recorded modest premium increases in 1997, primarily resulting from new business.

UNDERWRITING RESULT -- The underwriting loss of $51 million in 1997 was significantly worse than the 1996 loss of $21 million. Our European operations accounted for half of the 1997 total, largely due to reserve strengthening for medical liability and personal coverages in the United Kingdom. Losses recorded in one of the Lloyd's syndicates in which we are an investor also contributed to the 1997 underwriting result. In addition, after obtaining 100% ownership of our Argentina operation in 1997, we restructured its operations and strengthened reserves for business written prior to our initial investment in 1995. Two sectors of our International segment, Ireland and commercial operations in the United Kingdom, posted strong results in 1997.

1996 VS. 1995 -- Premium growth in 1996 was limited to 3% over 1995, reflecting difficult market conditions throughout international insurance markets. Underwriting results in 1996 were slightly better than 1995; deterioration in personal insurance results in the United Kingdom was offset by improvement in Canada.

1998 OUTLOOK -- We expect improvement in our International segment in 1998 after disappointing results in 1997. We will continue efforts to adapt our successful specialty commercial focus to emerging international markets which offer favorable prospects for long-term growth and profitability. We anticipate premium growth in our Lloyd's syndicates and Argentina after the structural changes implemented in 1997. In addition, 1998 premium volume is expected to benefit from our expanded operations in Botswana and our newly licensed start-up operation in Mexico.

REINSURANCE
--------------------------------------------------------------------------------
ST. PAUL RE

ST. PAUL RE UNDERWRITES REINSURANCE FOR LEADING PROPERTY-LIABILITY INSURANCE COMPANIES WORLDWIDE, OBTAINING BUSINESS PRIMARILY IN THE BROKER OR INTERMEDIARY MARKET. ST. PAUL RE WRITES BOTH TREATY AND FACULTATIVE REINSURANCE FOR PROPERTY, LIABILITY, OCEAN MARINE, SURETY AND CERTAIN SPECIALTY CLASSES OF COVERAGE.

PREMIUMS -- Written premiums of $745 million in 1997 were down 2% from 1996 volume of $761 million. The decrease reflects very soft market conditions for reinsurance products worldwide. Plentiful reinsurance capacity and the lack of significant catastrophe losses in the international arena continued to drive rates down in 1997, making premium growth difficult. St. Paul Re utilized a portion of its securitized reinsurance capacity in 1997, which resulted in a 4% increase in North American property business. Our reinsurance operation was also successful in identifying several new business opportunities which mitigated the impact of soft market conditions on premium volume.

UNDERWRITING RESULT -- St. Paul Re's underwriting loss of $32 million was $5 million less than the 1996 loss of $37 million. Catastrophe losses were not a factor in our 1997 results, totaling just $3 million, compared with $18 million in 1996. The deterioration in noncatastrophe underwriting experience in 1997 reflected an increase in losses from casualty reinsurance coverages and an increase in commission and compensation expenses.

1996 VS. 1995 -- In 1996, St. Paul Re's premium volume benefited from a shift on the part of some customers to more financially secure reinsurers. An increase in excess-of-loss business also contributed to the 7% growth in premiums over 1995. The underwriting loss of $37 million in 1996 reflected an increase in noncatastrophe loss experience in our North American casualty reinsurance business. Catastrophe losses in 1996 totaled $18 million, down from 1995's total of $37 million.

1998 OUTLOOK -- We will continue to focus on profitability objectives in what promises to be an increasingly difficult marketplace in 1998. We will seek out new opportunities to increase and diversify our book of business while at the same time exercising underwriting discipline in our risk selection. We intend to expand our global presence by establishing offices in new markets that offer promising growth opportunities.

UNDERWRITING
--------------------------------------------------------------------------------
INVESTMENT OPERATIONS

The majority of our funds available for investment are deployed in a widely diversified portfolio of fixed maturities structured to maximize investment income while minimizing credit risk. We also invest in equity securities, venture capital and real estate in an effort to provide for long-term growth in the value of our investment portfolio and enhance shareholder value. These investment classes have the potential for higher returns but also involve a greater degree of risk, including less stable rates of return and less liquidity. New funds available for investment can be generated by underwriting cash flows, consisting of the excess of premiums collected over losses and expenses paid, and investment cash flows, which consist of income on existing investments and proceeds from sales and maturities of investments.

     Our underwriting operations' investment portfolio generated $881 million of pretax net investment income in 1997, an increase of 11% over 1996 income of $795 million. The majority of the increase resulted from underlying growth in our invested assets fueled by investment cash flows during 1997. The incremental impact of a full year's worth of income on Northbrook assets acquired in July 1996 accounted for approximately 4% of the increase over 1996 pretax investment income. Our underwriting cash flows in 1997 were negatively impacted by the combination of negligible premium growth and the increase in insurance loss payments stemming from the runoff of Northbrook loss reserves acquired in 1996. Investment income in 1996 grew 9% over 1995 due to strong investment cash flows and the acquisition of Northbrook, which added $1.14 billion of high-quality fixed maturities to our portfolio.

     Pretax realized gains from the sale of investments in 1997 totaled a record $400 million in our underwriting operations, compared with pretax gains of $209 million in 1996. Most of the gains in both years originated from sales of venture capital and equity securities. Pretax realized gains in 1995 were $74 million.

     The following table provides a look at the composition and carrying value of our investment segment's portfolio at the end of the last three years, followed by additional information about each of our major investment classes.

(In millions)                                          December 31
------------------------------------------------------------------------------
                                           1997           1996           1995
Fixed maturities                        $12,414        $11,908        $10,395
Equities                                    981            768            659
Real estate                                 649            694            612
Venture capital                             462            586            389
Short-term investments                      387            193            318
Other investments                            42             43             42
------------------------------------------------------------------------------
  Total investments                     $14,935        $14,192        $12,415
------------------------------------------------------------------------------
------------------------------------------------------------------------------

FIXED MATURITIES -- Our fixed maturities portfolio is composed of high-quality, intermediate-term taxable U.S. government agency and corporate bonds and tax-exempt U.S. municipal bonds. We manage our bond portfolio conservatively, investing almost exclusively in investment-grade (BBB or better) securities. Approximately 96% of our portfolio at the end of 1997 was rated at investment grade, with the remaining 4% consisting of nonrated securities, most of which, in our opinion, would be considered investment grade if rated.

     The primary factors we consider to determine the mix of our taxable and tax-exempt security purchases are our consolidated tax position and the relationship between taxable and tax-exempt yields. Taxable bonds accounted for virtually all of our new investment purchases in 1997 and comprised 58% of our fixed maturity portfolio at the end of 1997. The bond portfolio in total carried a weighted average pretax yield of 7.1% at the end of the year and produced pretax investment income of $813 million in 1997, compared with $740 million and $672 million in 1996 and 1995, respectively.

     We carry bonds on our balance sheet at market value, with the corresponding appreciation or depreciation recorded in shareholders' equity net of taxes. The market value of our bonds fluctuates based on the relationship between their stated yields and prevailing market yields at any given time. Movement in market interest rates and anticipated future trends in market yields can quickly and significantly impact bond market values. At the end of 1997, the pretax unrealized appreciation on our bond portfolio totaled $669 million, compared with $483 million and $682 million at the end of 1996 and 1995, respectively.

     A look at the amortized cost of our bonds, which excludes market appreciation, provides a more accurate barometer of real growth in the underlying invested asset base. That amortized cost at the end of 1997 was $11.75 billion, compared with $11.43 billion and $9.72 billion at the end of 1996 and 1995, respectively. The significant growth in 1996 reflected the addition of $1.14 billion of bonds from the Northbrook acquisition.

EQUITIES -- Our equity holdings consist of a diversified portfolio of common stocks, which account for 5% of total investments. Sales of equities in 1997 generated pretax realized investment gains of $155 million, compared with gains of $122 million and $43 million in 1996 and 1995, respectively. The quality of our portfolio and favorable market conditions combined to generate substantial growth in both realized and unrealized gains in 1997 and 1996, producing total returns of 30% and 23% in this investment class for those years, respectively. The unrealized appreciation included in the carrying value of our equity portfolio totaled $232 million at the end of 1997, compared with $177 million at the end of 1996.

REAL ESTATE -- Real estate comprises 5% of our total investments. Our holdings primarily consist of commercial office and warehouse properties that we own directly or in which we have a partial interest through joint ventures. Our properties are geographically distributed throughout the United States. We do not invest in real estate mortgage loans, but included in our debt outstanding are two mortgages totaling $15 million on two of our warehouse complexes. Pretax investment income from real estate totaled $44 million in 1997, compared with $36 million and $33 million in 1996 and 1995, respectively. Operational cash flows from our real estate investments were $75 million in 1997, $62 million in 1996, and $60 million in 1995. Sales of real estate investments in 1997 generated pretax realized gains of $35 million.

VENTURE CAPITAL -- Venture capital comprised 2% of our invested assets at the end of 1997. These private investments span a variety of industries but are concentrated in information technology, health care and consumer products. This asset class produced record pretax realized gains of $213 million in 1997, significantly higher than gains of $86 million in 1996 and $38 million in 1995. The 1997 total included a gain of $129 million on the sale of the stock of Advanced Fibre Communications, Inc., one of our direct investments. Our investments in several venture capital partnerships also produced sizable realized gains and cash flows in 1997. Our venture capital portfolio in total produced net positive cash flows (after new investments) of $216 million in 1997, compared with $55 million in 1996. The carrying value of the venture capital portfolio at year-end 1997 included $138 million of unrealized appreciation.

1998 INVESTMENT OUTLOOK - New funds available for investment will be predominantly directed toward high-quality bonds in 1998, with new funds allocated to our other invested asset classes as market conditions warrant. With the current interest rate and underwriting environments negatively impacting investment returns and cash flows, we do not expect investment income growth to exceed the mid-single digit range in 1998.


UNDERWRITING
--------------------------------------------------------------------------------
LOSS AND LOSS ADJUSTMENT EXPENSE RESERVES

We establish reserves that reflect our estimates of the total losses and loss adjustment expenses we will ultimately have to pay under insurance and reinsurance policies. These include losses that have been reported but not settled and losses that have been incurred but not reported to us (IBNR). Our loss reserves are not discounted, but they are reduced for estimates of salvage and subrogation.

     For reported losses, we establish reserves on a "case" basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR losses, we estimate reserves using established actuarial methods. Both our case and IBNR reserve estimates reflect such variables as past loss experience, social trends in damage awards, changes in judicial interpretation of legal liability and policy coverages, and inflation. We take into account not only monetary increases in the cost of what we insure, but also changes in societal factors that influence jury verdicts and case law and, in turn, claim costs.

     Subjective judgments as to our ultimate exposure to losses are an integral and necessary component of our loss reserving process because many of the coverages we offer involve claims that may not ultimately be settled for many years after they are incurred. We continually review our reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. We adjust reserves established in prior years as loss experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in our financial results in the periods in which they are made.

     A reconciliation of our beginning and ending loss and loss adjustment expense reserves for each of the last three years is included in Note 6 on page 62 of this report. That reconciliation shows that we have recorded reductions in the loss provision for claims incurred in prior years totaling $488 million, $252 million and $248 million in 1997, 1996 and 1995, respectively.

     The reduction in 1997 was significantly impacted by a change in the way we assign loss activity to a particular year for a portion of our reinsurance business. Prior to 1997, loss activity for assumed reinsurance written by our U.K.-based reinsurance operation was assigned to the year that the underlying reinsurance contract was written. In 1997, our analysis indicated that an excess amount of loss activity was being assigned to prior years because of this practice. As a result, we implemented an improved procedure in 1997 that more accurately assigns loss activity for this business to the year in which it occurred. This change had the effect of increasing favorable development on previously established reserves by approximately $110 million in 1997. There was no net impact on total incurred losses, however, because there was a corresponding increase in the provision for current year loss activity in 1997. We did not reclassify the current year/prior year split for 1996 and 1995 to reflect this new procedure because reliable data to do so was not available.

     Factoring out the impact of this change, the reduction in prior year losses was still substantial in 1997, as were the reductions in 1996 and 1995. The favorable development on previously established reserves in the last several years has been centered in our Medical Services segment, and in general liability and workers' compensation coverages throughout our Specialized Commercial and Commercial underwriting segments.

     Our medical liability reserving philosophy has evolved over many years of writing this unique type of liability business. The frequency and severity of medical liability claims can change suddenly, but the extent to which those changes will ultimately affect our claim costs may not be known for several years. The favorable prior year development on general liability and workers' compensation reserves has largely resulted from improved claim experience and changes in the legal and regulatory environments in several areas of the country. These factors caused us to reduce our estimate of the ultimate amount of losses incurred since reserves were initially established.

     In addition, our Personal Insurance operation contributed to the increase in favorable prior year development in 1997 compared with 1996. In 1996, deterioration in our personal book of business caused us to increase the provision for losses incurred in prior years. Actual experience in 1997, however, on previously established reserves resulted in favorable development.

UNDERWRITING
--------------------------------------------------------------------------------
ENVIRONMENTAL AND ASBESTOS CLAIMS

We continue to receive claims alleging injuries from environmental pollution or alleging covered property damages for the cost to clean up polluted sites. We also receive asbestos injury claims arising out of product liability coverages under general liability policies. The vast majority of these claims arise from policies written many years ago. Our alleged liability for both environmental and asbestos claims is complicated by significant legal issues, primarily pertaining to the scope of coverage. In our opinion, court decisions in certain jurisdictions have tended to broaden insurance coverage beyond the intent of original insurance policies.

     Our ultimate liability for environmental claims is difficult to estimate because of these issues. Insured parties have submitted claims for losses not covered in the insurance policy, and the ultimate resolution of these claims may be subject to lengthy litigation, making it difficult to estimate our potential liability. In addition, variables, such as the length of time necessary to clean up a polluted site and controversies surrounding the identity of the responsible party and the degree of remediation deemed necessary, make it difficult to estimate the total cost of an environmental claim.

     Estimating our ultimate liability for asbestos claims is equally difficult. The primary factors influencing our estimate of the total cost of these claims are case law and a history of prior claim development, both of which are still developing.

     The following table represents a reconciliation of total gross and net environmental reserve development for each of the years in the three-year period ended Dec. 31, 1997. Amounts in the "net" column are reduced by reinsurance recoverable.

 (In millions)                         1997                1996                1995
----------------------------------------------------------------------------------------
                                GROSS       NET     Gross       Net     Gross       Net
ENVIRONMENTAL
Beginning reserves               $581      $368      $528      $319      $275      $200
Northbrook reserves acquired        -         -        18         7         -         -
Incurred losses                    18        32        67        72        59        68
Reserve reallocation                -         -         -         -       233        79
Paid losses                       (36)      (27)      (32)      (30)      (39)      (28)
----------------------------------------------------------------------------------------
Ending reserves                  $563      $373      $581      $368      $528      $319
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

     Many significant environmental claims being brought against the insurance industry arise out of contamination that occurred 20 to 30 years ago. Since 1970, our commercial general liability policy form has included a specific pollution exclusion and, since 1986, an industry standard absolute pollution exclusion for policies underwritten in the United States.

     The following table represents a reconciliation of total gross and net reserve development for asbestos claims for each of the years in the three-year period ended Dec. 31, 1997.

 (In millions)                         1997                1996                1995
----------------------------------------------------------------------------------------
                                GROSS       NET     Gross       Net     Gross     Net
ASBESTOS
Beginning reserves               $278      $169      $283      $158      $185      $145
Northbrook reserves acquired        -         -         6         6         -         -
Incurred losses                    25        (1)       12        18       (13)       (9)
Reserve reallocation                -         -         -         -       127        34
Paid losses                       (32)      (15)      (23)      (13)      (16)      (12)
----------------------------------------------------------------------------------------
Ending reserves                  $271      $153      $278      $169      $283      $158
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

     Most of the asbestos claims we have received pertain to policies written prior to 1986. Since 1986, for policies underwritten in the United States, our commercial general liability policy has included the industry standard absolute pollution exclusion, which we believe applies to asbestos claims.

     In 1995, we recorded additional gross reserves of $360 million and specifically reallocated $113 million of previously recorded net reserves for North American environmental and asbestos losses on policies written in the United Kingdom prior to 1980.

     Our reserves for environmental and asbestos losses at Dec. 31, 1997, represent our best estimate of our ultimate liability for such losses, based on all information currently available to us. Because of the inherent difficulty in estimating such losses, however, we cannot give assurances that our ultimate liability for environmental and asbestos losses will, in fact, match our current reserves. We continue to evaluate new information and developing loss patterns, but we believe any future additional loss provisions for environmental and asbestos claims will not materially impact the results of our operations, liquidity or financial position.

     Total gross environmental and asbestos reserves at Dec. 31, 1997, of $834 million represented approximately 7% of gross consolidated reserves of $11.82 billion.

                                NUVEEN EXPANDS THROUGH
                       ACQUISITIONS; POSTS RECORD EARNINGS FOR
                                THIRD CONSECUTIVE YEAR
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
ASSET MANAGEMENT-INVESTMENT BANKING
--------------------------------------------------------------------------------
THE JOHN NUVEEN COMPANY

WE HOLD A 77% INTEREST IN THE JOHN NUVEEN COMPANY (NUVEEN), WHICH COMPRISES OUR ASSET MANAGEMENT-INVESTMENT BANKING SEGMENT. NUVEEN'S CORE BUSINESSES ARE ASSET MANAGEMENT; THE DEVELOPMENT, MARKETING AND DISTRIBUTION OF INVESTMENT PRODUCTS; AND MUNICIPAL AND CORPORATE INVESTMENT BANKING SERVICES. NUVEEN SPONSORS AND MARKETS OPEN-END AND CLOSED-END (EXCHANGE-TRADED) FUNDS AS WELL AS INDIVIDUAL MANAGED ACCOUNTS. NUVEEN ALSO PROVIDES MUNICIPAL AND CORPORATE INVESTMENT BANKING SERVICES AND UNDERWRITES AND TRADES MUNICIPAL BONDS.

The following table summarizes Nuveen's key financial data for the last three years:

(In millions)                                Year ended December 31
------------------------------------------------------------------------------
                                           1997           1996           1995
Revenues                                $   269        $   232        $   236
Expenses                                    146            114            122
------------------------------------------------------------------------------
  Pretax earnings                           123            118            114
Minority interest                           (30)           (26)           (26)
------------------------------------------------------------------------------
  The St. Paul's share of
     pretax earnings                    $    93        $    92        $    88
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Assets under management                 $49,594        $33,191        $33,042
------------------------------------------------------------------------------

     Nuveen recorded its third consecutive year of record earnings while at the same time greatly adding to its product line and managed asset base through two major acquisitions. In January 1997, Nuveen completed its purchase of Flagship Resources, Inc., a municipal mutual fund sponsor and asset manager, for cash and preferred stock with a value of approximately $72 million. The addition of Flagship expanded the range of municipal investments offered to investors and added over $4 billion to assets under management. In September 1997, Nuveen acquired Rittenhouse Financial Services, Inc., an equity and balanced account management firm serving affluent investors, for $147 million. Rittenhouse added $9 billion to Nuveen's managed assets.

     The 16% increase in Nuveen's total revenues was largely due to growth in investment advisory fees resulting from the managed assets acquired during the year. Those fees totaled $223 million in 1997, 20% higher than comparable 1996 fees of $186 million. Demand for municipal mutual funds and tax-free unit investment trusts remained low in 1997 due to competition from strong equity markets and investor concerns about the potential impact of an expanding economy and the direction of interest rates. The 28% increase in Nuveen's expenses for the year reflected the impact of the Flagship and Rittenhouse acquisitions, and increased advertising and promotional expenses associated with the launch of Nuveen's equity and balanced mutual funds early in the year.

     Assets under management of $49.59 billion at the end of 1997 included $26.12 billion of exchange-traded products, $11.85 billion of mutual funds and $11.62 billion of managed accounts. Equity securities accounted for approximately 23% of Nuveen's total managed assets.

     Nuveen utilized a portion of its capital resources to make sizable repurchases of its common shares in both 1997 and 1996. Shares repurchased in 1997 and 1996, respectively, totaled 1.8 million and 3.8 million, for total costs of $55 million and $101 million. The repurchases were proportioned between our holdings and those of minority shareholders to maintain our ownership interest in Nuveen. Our total proceeds from Nuveen's repurchases were $41 million and $74 million in 1997 and 1996, respectively.

1996 VS. 1995 -- Nuveen's pretax earnings in 1996 were slightly higher than comparable 1995 earnings, reflecting the success of expense reduction efforts which more than offset a $4 million decline in revenues. Investment advisory fees grew by $3 million in 1996 but profits recognized on securities held for sale were down $5 million due to a generally less favorable interest rate environment in 1996. Assets under management did not grow appreciably in 1996, as the strong stock market and uncertainty about interest rate movements dampened investor interest in tax-free investment products.



                      TOTAL CAPITALIZATION REACHES $5.6 BILLION;
                        RECORD NET INCOME PUSHES COMMON EQUITY
                             TO NEW HIGH OF $4.6 BILLION
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
THE ST. PAUL COMPANIES
--------------------------------------------------------------------------------
CAPITAL RESOURCES

Capital resources represent those funds deployed or available to be deployed to support our business operations and consist of shareholders' equity, debt and monthly income preferred securities. The following table summarizes our capital resources at the end of the last three years:

 (In millions)                                                                        December 31
---------------------------------------------------------------------------------------------------------
                                                                            1997        1996         1995
Shareholders' equity:
  Common shareholders' equity:
     Common stock and retained earnings                                   $3,963      $3,412       $3,165
     Unrealized appreciation of investments and other                        647         576          554
---------------------------------------------------------------------------------------------------------
       Total common shareholders' equity                                   4,610       3,988        3,719
  Preferred shareholders' equity                                              17          16           11
---------------------------------------------------------------------------------------------------------
       Total shareholders' equity                                          4,627       4,004        3,730
Debt                                                                         783         689          697
Company-obligated mandatorily redeemable
  preferred securities of St. Paul Capital L.L.C.                            207         207          207
---------------------------------------------------------------------------------------------------------
       Total capitalization                                               $5,617      $4,900       $4,634
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
Ratio of debt to total capitalization                                        14%         14%          15%
---------------------------------------------------------------------------------------------------------

      Total shareholders' equity grew to $4.63 billion at the end of 1997, an increase of over $620 million from the end of 1996, which primarily resulted from our record net income of $705 million in 1997. The after-tax unrealized appreciation of our investment portfolio increased $60 million over year-end 1996.

     Debt outstanding increased by $94 million in 1997, largely due to $85 million of debt issued by Nuveen to purchase securities for its investment products and for general corporate purposes. We issued $82 million of medium-term notes in 1997 under a shelf registration statement filed with the Securities and Exchange Commission in 1996. At the end of 1997, medium-term notes outstanding totaled $512 million, comprising 65% of our consolidated debt. These notes bear a weighted average interest rate of 7.1%. We had the capacity to issue an additional $161 million debt under the shelf registration at the end of 1997. The maturity of our $100 million, 9 3/8% notes in June 1997 was funded through a combination of commercial paper and medium-term note issuances.

     Our major capital outlays in 1997 consisted of $154 million of common dividend payments to shareholders and $27 million for the repurchase of 355,000 of our common shares. We made no major capital improvements in 1997. The John Nuveen Company made two significant acquisitions in 1997 for a total cost of approximately $219 million, which was funded through a combination of internally generated funds and, to a lesser extent, the issuance of preferred securities.

     In 1996, shareholders' equity grew by almost $300 million, to $4.0 billion, on the strength of net income of $450 million for the year. Debt outstanding at the end of 1996 totaled $689 million, down slightly from year-end 1995. We issued $33 million of medium-term notes in 1996, using the proceeds to pay down commercial paper debt and for general corporate purposes.

     In 1996, we purchased Northbrook Holdings, Inc. from Allstate Insurance Company for approximately $190 million in cash from internally generated sources. We paid common shareholder dividends of $144 million in 1996, and repurchased 1.4 million of our common shares for a total cost of $74 million. Our capital expenditures in 1995 consisted of common dividend payments of $133 million and share repurchases of $42 million.

     In February 1998, The St. Paul's board of directors increased our dividend rate to $2.00 per share, a 6% increase over the 1997 rate of $1.88 per share. Our dividend rate has grown at a compound annual rate of 7.4% over the last five years. The board of directors also rescinded management's authority to repurchase our common shares.

     Our proposed merger with USF&G Corporation in 1998 would be a tax-free exchange accounted for on a pooling-of-interests basis. We would issue a number of our common shares having a value to be determined just prior to the USF&G shareholder vote on the proposed merger. We do not anticipate any major capital expenditures associated with the proposed merger in 1998. We expect to incur a pretax restructuring charge of between $300 million and $500 million in 1998 relating to the merger. We have no plans for any other major capital expenditures in 1998, but if any were to occur, they would involve acquisitions of existing businesses. We have no major capital improvements planned for 1998.

LIQUIDITY

Liquidity refers to our ability to generate sufficient cash flows to meet the short- and long-term cash requirements of our business operations. Our underwriting operations' short-term cash needs primarily consist of paying insurance loss and loss adjustment expenses and day-to-day operating expenses. Those needs are met through cash receipts from operations, which consist primarily of insurance premiums collected and investment income. Our investment portfolio is also a source of liquidity, through the sale of readily marketable fixed maturities, equity securities and short-term investments, as well as longer-term investments which have appreciated in value. Net positive cash flows from underwriting and investment activities are used to build the investment portfolio and thereby increase future investment income.

     We believe long-term liquidity requirements beyond 1998 will be adequately funded by operational cash flows because of the nature of our underwriting operations, in which premiums are collected and invested in most cases before related losses are paid. However, our financial strength and relatively conservative level of debt provide us with the flexibility and capacity to obtain funds externally through debt or equity financings.

     Cash flows from operations were $702 million in 1997, compared with $970 million in 1996 and $906 million in 1995. Our underwriting segment's operational cash flows in 1997 were down from 1996 levels, reflecting the impact of insurance loss and loss expense payments growing at a faster rate than written premiums. Cash flow in 1997 was also impacted by the increase in loss payments resulting from the runoff of Northbrook loss reserves acquired in 1996. Our cash outflows in 1997 included approximately $54 million of payments made pursuant to certain commitments we made in our agreement to sell Minet to Aon Corporation.

     Operational cash flows on a consolidated basis in each of the last three years have been more than adequate to meet the liquidity requirements for each of our business segments.

     We are not aware of any current recommendations by regulatory authorities that, if implemented, might have a material impact on our liquidity, capital resources or operations.

THE ST. PAUL COMPANIES
--------------------------------------------------------------------------------
EXPOSURES TO MARKET RISK

INTEREST RATE RISK -- Our exposure to market risk for changes in interest rates is concentrated in our investment portfolio and, to a lesser extent, our debt obligations. We monitor this exposure through periodic reviews of our asset and liability positions. Our estimates of cash flows, as well as the impact of interest rate fluctuations relating to our investment portfolio and insurance reserves, are modeled and reviewed quarterly.

     The following table provides information as of Dec. 31, 1997, about our financial instruments that are sensitive to interest rates. The table presents principal cash flows and related weighted-average interest rates by expected maturity dates. Actual cash flows may differ from those stated as a result of calls and prepayments. We have assumed that our "available-for-sale" securities are similar enough to aggregate those securities for purposes of this disclosure.

(In millions)                                     December 31, 1997
-----------------------------------------------------------------------------
                                                                    WEIGHTED
                                                   PRINCIPAL         AVERAGE
                                                  CASH FLOWS   INTEREST RATE
FIXED MATURITIES AND SHORT-TERM INVESTMENTS
1998                                                 $ 1,220             6.5%
1999                                                   1,057             7.5
2000                                                     978             8.0
2001                                                   1,279             7.2
2002                                                   1,181             7.1
Thereafter                                             6,299             6.8
------------------------------------------------------------------------------
Total                                                $12,014
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Market value at Dec. 31, 1997                        $12,850
------------------------------------------------------------------------------

MEDIUM-TERM NOTES
1998                                                    $ 25              7.9%
1999                                                      20              7.6
2000                                                       -                -
2001                                                      46              7.2
2002                                                      49              7.5
Thereafter                                               372              6.9
------------------------------------------------------------------------------
Total                                                   $512
------------------------------------------------------------------------------
------------------------------------------------------------------------------
Fair value at Dec. 31, 1997                             $529
------------------------------------------------------------------------------

FOREIGN CURRENCY EXPOSURE -- Our exposure to market risk for changes in foreign exchange rates is concentrated in our invested assets denominated in foreign currencies, which, in our case, are predominantly British pounds sterling. Cash flows from our foreign operations are the primary source of funds for our purchase of these investments. We purchase these investments to hedge insurance reserves and other liabilities denominated in the same currency, effectively reducing foreign currency exchange rate exposure.

     The following table provides information about our fixed maturity and short-term investments denominated in British pounds sterling and presents such information in U.S. dollar equivalents. The table presents principal cash flows, related weighted-average interest rates by expected maturity dates and the quoted forward foreign currency exchange rates on available forward contracts as of Dec. 31, 1997.

(In millions)                                     December 31, 1997
----------------------------------------------------------------------------
                                                                    FORWARD
                                                    WEIGHTED        FOREIGN
                                    PRINCIPAL        AVERAGE       CURRENCY
                                         CASH       INTEREST       EXCHANGE
                                        FLOWS           RATE           RATE
FIXED MATURITIES AND SHORT-TERM INVESTMENTS
British pounds sterling:
1998                                     $ 39           7.6%          1.620
1999                                       57           6.1           1.607
2000                                       59           8.9           1.602
2001                                       71           8.5           1.597
2002                                      103           7.1           1.591
Thereafter                                279           7.8         VARIOUS
----------------------------------------------------------------------------
Total                                    $608
----------------------------------------------------------------------------
----------------------------------------------------------------------------
Market value at Dec. 31, 1997            $633
----------------------------------------------------------------------------

EQUITY PRICE RISK -- Our portfolio of marketable equity securities, which we carry on our balance sheet at market value, has exposure to price risk. This risk is defined as the potential loss in market value resulting from an adverse change in prices. Our objective is to earn competitive relative returns by investing in a diverse portfolio of high-quality, liquid securities. Portfolio characteristics are analyzed regularly and market risk is actively managed through a variety of modeling techniques. Our holdings are diversified across industries, and concentrations in any one company or industry are limited by parameters established by senior management.

     Our portfolio of venture capital investments also has exposure to market risk, primarily relating to the viability of the various entities in which we have invested. These investments by their nature involve more risk than our other investments, and we actively manage our market risk in a variety of ways. First, we allocate a comparatively small amount of our funds to venture capital. At the end of 1997, the cost of these investments accounted for only 2% of our total invested assets. Second, we diversify our investments to avoid concentration of risk in a particular industry. Third, we perform extensive research prior to investing in a new venture to gauge prospects for success. Fourth, we take an active role in the management of most of the entities in which we have invested. Finally, we generally sell our holdings in these firms soon after they become publicly traded, thereby reducing our exposure to further market risk.

     The combined total of realized and unrealized investment gains and losses (total investment gains) of our equity and venture capital portfolios was $283 million, $404 million and $278 million in 1997, 1996 and 1995, respectively. We have experienced no quarterly declines in total investment gains of our equity and venture capital portfolios in any of these three years, except for an insignificant decline in the first quarter of 1997.

YEAR 2000 ISSUES

Many computer systems in the world have the potential of being disrupted at the turn of the century due to programming limitations that may cause them to recognize the two-digit year code of "00" as the year 1900, instead of 2000. For several years, we have been evaluating our financial and operational computer systems to determine the impact of the Year 2000 issue on those systems. We have developed and implemented plans to address the required system modifications. We do not expect the financial impact of making these modifications to our own systems to be material to our results of operations, cash flows or consolidated financial position.

     We also face potential Year 2000 losses stemming from coverages offered in insurance policies we have sold to customers. We continue to assess our exposure to insurance losses arising from those coverages, and we are taking a number of underwriting actions to address that exposure. Currently, we do not believe that such losses will be material to our results of operations, cash flows or consolidated financial position, unless future judicial interpretations broaden insurance coverage beyond what we believe was the intent of the original insurance policies.

FORWARD-LOOKING STATEMENT DISCLOSURE

This report contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995. Forward-looking statements are statements other than historical information or statements of current condition. Words such as expects, anticipates, intends, plans, believes, seeks or estimates, or variations of such words, and similar expressions are also intended to identify forward-looking statements. In light of the risks and uncertainties inherent in future projections, many of which are beyond our control, actual results could differ materially from those in the forward-looking statements. These statements should not be regarded as a representation that the objectives will be achieved. Risks and uncertainties include, but are not limited to, the following: general economic conditions including changes in interest rates and the performance of financial markets; changes in domestic and foreign laws, regulations and taxes; changes in the demand for, pricing of, or supply of reinsurance or insurance; catastrophic events of unanticipated frequency or severity; loss of significant customers; judicial decisions and rulings; and various other matters. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


ELEVEN-YEAR SUMMARY OF SELECTED FINANCIAL DATA                                   Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (Dollars in thousands)                1997         1996         1995         1994         1993         1992

CONSOLIDATED
Revenues from continuing operations                   $ 6,219,273  $ 5,734,156  $ 5,056,199  $ 4,368,434  $ 4,150,554  $ 4,180,145
Operating earnings from continuing operations             531,085      414,755      481,491      431,040      406,347       99,308
Net income (loss)                                         705,473      450,099      521,209      442,828      427,609     (156,038)

INVESTMENT ACTIVITY
Net investment income                                     886,213      807,305      740,912      673,272      639,893      636,930
Realized investment gains (losses), net of taxes          242,138      143,103       56,357       28,962       40,981      101,270)
Change in unrealized appreciation of
 investments, net of taxes                                 60,101      (10,823)     613,843     (574,896)     525,175      (23,815)

OTHER SELECTED FINANCIAL DATA (As of December 31)
Total assets                                           21,500,657   20,680,976   18,519,294   16,141,739   15,913,554   14,298,616
Debt                                                      782,825      689,141      697,045      616,151      639,729      566,717
Common shareholders' equity                             4,609,985    3,987,757    3,719,249    2,732,934    3,005,128    2,202,499
Common shares outstanding                              83,727,800   83,198,411   83,975,864   84,202,417   84,714,676   84,118,554

PER COMMON SHARE DATA
Operating earnings from continuing operations*               5.77         4.56         5.26         4.81         4.50         1.06
Net income (loss)*                                           7.66         4.94         5.70         4.94         4.74        (1.79)
Book value                                                  55.06        47.93        44.29        32.46        35.47        26.18
Year-end market price                                       82.06        58.63        55.63        44.75        44.94        38.50
Cash dividends declared                                      1.88         1.76         1.60         1.50         1.40         1.36

OPERATING EARNINGS RETURN ON BEGINNING COMMON EQUITY         13.1%        10.9%        17.3%        14.1%        18.1%         3.6%

NET INCOME RETURN ON BEGINNING COMMON EQUITY                 17.5%        11.9%        18.8%        14.5%        19.0%           -
----------------------------------------------------------------------------------------------------------------------------------

                                                                              Year ended December 31
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                       1997         1996         1995         1994         1993         1992

UNDERWRITING

Written premiums                                      $ 4,479,903  $ 4,396,122  $ 4,243,213  $ 3,623,026  $ 3,178,545  $ 3,142,419
Statutory underwriting result                            (187,326)    (227,070)    (152,703)    (143,317)    (143,599)    (557,463)
GAAP underwriting result                                 (180,067)    (216,160)    (103,045)    (113,008)    (150,255)    (566,886)
Net investment income                                     880,802      794,901      731,096      674,818      646,396      642,301
Pretax operating earnings                                 615,445      477,535      577,509      524,742      457,752       20,781
Pretax income                                           1,015,883      686,084      651,912      560,709      507,181       81,132
Statutory combined ratio:
     Loss and loss expense ratio                             72.5         74.6         72.1         72.1         72.5         85.6
     Underwriting expense ratio                              32.6         30.9         29.7         30.2         32.0         32.2
----------------------------------------------------------------------------------------------------------------------------------
     Combined ratio                                         105.1        105.5        101.8        102.3        104.5        117.8
----------------------------------------------------------------------------------------------------------------------------------

                                                                              Year ended December 31
---------------------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (Dollars in thousands)                1991         1990         1989         1988         1987

CONSOLIDATED

Revenues from continuing operations                   $ 4,017,548  $ 3,691,811  $ 3,507,117  $ 3,397,564  $ 3,296,241
Operating earnings from continuing operations             388,273      389,985      317,064      353,260      323,550
Net income (loss)                                         405,062      391,270      398,158      355,257      356,523

INVESTMENT ACTIVITY
Net investment income                                     635,163      628,359      622,587      568,505      527,317
Realized investment gains (losses), net of taxes           24,258        5,812       59,892        3,354       (5,489)
Change in unrealized appreciation of
  investments, net of taxes                                55,093      (67,558)      60,045       20,428      (19,959)

OTHER SELECTED FINANCIAL DATA (As of December 31)
Total assets                                           13,709,649   12,862,538   12,126,981   11,186,778    9,531,050
Debt                                                      486,779      473,829      293,802      417,140       96,576
Common shareholders' equity                             2,532,841    2,196,371    2,349,254    2,015,219    1,711,362
Common shares outstanding                              85,042,484   84,468,058   98,607,762   92,728,168   92,603,714

PER COMMON SHARE DATA
Operating earnings from continuing operations*               4.33         4.15         3.25         3.67         3.37
Net income (loss)*                                           4.52         4.16         4.07         3.69         3.72
Book value                                                  29.78        26.00        23.82        21.73        18.48
Year-end market price                                       36.44        31.38        29.57        21.75        23.00
Cash dividends declared                                      1.30         1.20         1.10         1.00         0.88

OPERATING EARNINGS RETURN ON BEGINNING COMMON EQUITY         17.3%        16.3%        15.7%        20.6%        22.5%

NET INCOME RETURN ON BEGINNING COMMON EQUITY                 18.1%        16.3%        19.8%        20.8%        24.7%
---------------------------------------------------------------------------------------------------------------------

                                                                              Year ended December 31
---------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                       1991         1990         1989         1988         1987

UNDERWRITING

Written premiums                                      $ 3,233,729  $ 3,052,032  $ 2,807,223  $ 2,690,536  $ 2,704,165
Statutory underwriting result                            (170,894)    (141,751)    (207,977)     (92,741)    (145,061)
GAAP underwriting result                                 (163,782)    (120,730)    (196,378)     (90,209)    (127,066)
Net investment income                                     640,856      629,242      614,119      548,766      498,251
Pretax operating earnings                                 451,184      457,161      364,352      420,339      358,493
Pretax income                                             486,063      466,731      456,167      424,187      351,358
Statutory combined ratio:
     Loss and loss expense ratio                             75.2         73.2         75.7         73.6         76.2
     Underwriting expense ratio                              29.4         30.0         30.5         30.0         28.9
---------------------------------------------------------------------------------------------------------------------
     Combined ratio                                         104.6        103.2        106.2        103.6        105.1
---------------------------------------------------------------------------------------------------------------------


*Earnings per share for all years presented is calculated on a "diluted" basis in accordance with SFAS No. 128.

MANAGEMENT'S RESPONSIBILITY
FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

SCOPE OF RESPONSIBILITY -- Management prepares the accompanying financial statements and related information and is responsible for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles. These financial statements include amounts that are based on management's estimates and judgments, particularly our reserves for losses and loss adjustment expenses. We believe that these statements present fairly the company's financial position and results of operations and that the other information contained in the annual report is consistent with the financial statements.

INTERNAL CONTROLS -- We maintain and rely on systems of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and transactions are properly authorized and recorded. We continually monitor these internal accounting controls, modifying and improving them as business conditions and operations change. Our internal audit department also independently reviews and evaluates these controls. We recognize the inherent limitations in all internal control systems and believe that our systems provide an appropriate balance between the costs and benefits desired. We believe our systems of internal accounting controls provide reasonable assurance that errors or irregularities that would be material to the financial statements are prevented or detected in the normal course of business.

INDEPENDENT AUDITORS -- Our independent auditors, KPMG Peat Marwick LLP, have audited the consolidated financial statements. Their audit was conducted in accordance with generally accepted auditing standards, which includes the consideration of our internal controls to the extent necessary to form an independent opinion on the consolidated financial statements prepared by management.

AUDIT COMMITTEE -- The audit committee of the board of directors, composed solely of outside directors, oversees management's discharge of its financial reporting responsibilities. The committee meets periodically with management, our internal auditors and representatives of KPMG Peat Marwick LLP to discuss auditing, financial reporting and internal control matters. Both internal audit and KPMG Peat Marwick LLP have access to the audit committee without management's presence.

CODE OF CONDUCT -- We recognize our responsibility for maintaining a strong ethical climate. This responsibility is addressed in the company's written code of conduct.

/s/ Douglas W. Leatherdale              /s/ Paul J. Liska
------------------------------          ------------------------------
Douglas W. Leatherdale                  Paul J. Liska

Chairman, President and                 Executive Vice President and
Chief Executive Officer                 Chief Financial Officer

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS AND SHAREHOLDERS
THE ST. PAUL COMPANIES, INC.:
We have audited the accompanying consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The St. Paul Companies, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP
------------------------------
Minneapolis, Minnesota

January 26, 1998


CONSOLIDATED STATEMENTS OF INCOME                                           Year ended December 31
---------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (In thousands)                                  1997           1996           1995

REVENUES
Premiums earned                                                  $4,616,456     $4,448,248     $3,971,329
Net investment income                                               886,213        807,305        740,912
Realized investment gains                                           408,110        218,525         84,572
Asset management-investment banking                                 261,715        219,922        221,007
Other                                                                46,779         40,156         38,379
---------------------------------------------------------------------------------------------------------
     Total revenues                                               6,219,273      5,734,156      5,056,199
---------------------------------------------------------------------------------------------------------

EXPENSES
Insurance losses and loss adjustment expenses                     3,345,168      3,318,301      2,864,307
Policy acquisition expenses                                       1,021,623        975,456        856,979
Operating and administrative                                        833,749        741,263        665,588
---------------------------------------------------------------------------------------------------------
     Total expenses                                               5,200,540      5,035,020      4,386,874
---------------------------------------------------------------------------------------------------------
     Income from continuing operations before income taxes        1,018,733        699,136        669,325
Income tax expense                                                  245,510        141,278        131,477
---------------------------------------------------------------------------------------------------------
     INCOME FROM CONTINUING OPERATIONS                              773,223        557,858        537,848
Discontinued operations:
  Operating loss, net of taxes                                            -        (19,216)       (16,639)
  Loss on disposal, net of taxes                                    (67,750)       (88,543)             -
---------------------------------------------------------------------------------------------------------
     Loss from discontinued operations                              (67,750)      (107,759)       (16,639)
---------------------------------------------------------------------------------------------------------
     NET INCOME                                                  $  705,473     $  450,099     $  521,209
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations                                $     9.10     $     6.57     $     6.26
Loss from discontinued operations                                     (0.82)         (1.29)         (0.19)
---------------------------------------------------------------------------------------------------------
     NET INCOME                                                  $     8.28     $     5.28     $     6.07
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations                                $     8.39     $     6.11     $     5.88
Loss from discontinued operations                                     (0.73)         (1.17)         (0.18)
---------------------------------------------------------------------------------------------------------
     NET INCOME                                                  $     7.66     $     4.94     $     5.70
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

                                                     See notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS                                            December 31
------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (In thousands)                                  1997           1996

ASSETS
Investments:
  Fixed maturities                                              $12,449,793    $11,944,085
  Equities                                                        1,033,920        808,295
  Real estate                                                       649,114        693,910
  Venture capital                                                   461,892        586,222
  Other investments                                                  41,359         43,311
  Short-term investments                                            400,004        289,793
------------------------------------------------------------------------------------------
     Total investments                                           15,036,082     14,365,616
Cash                                                                 22,660         37,214
Investment banking inventory securities                             130,203        143,594
Reinsurance recoverables:
  Unpaid losses                                                   1,893,122      1,890,105
  Paid losses                                                        69,693         68,692
Receivables:
  Underwriting premiums                                           1,503,497      1,558,967
  Interest and dividends                                            216,099        213,883
  Other                                                              78,360        104,865
Deferred policy acquisition expenses                                404,274        401,768
Ceded unearned premiums                                             192,591        243,663
Deferred income taxes                                               845,331        908,220
Office properties and equipment                                     294,705        281,093
Goodwill                                                            408,534        167,338
Other assets                                                        405,506        295,958
------------------------------------------------------------------------------------------
     TOTAL ASSETS                                               $21,500,657    $20,680,976
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

LIABILITIES
Insurance reserves:
  Losses and loss adjustment expenses                           $11,817,633    $11,673,148
  Unearned premiums                                               2,379,703      2,566,551
------------------------------------------------------------------------------------------
     Total insurance reserves                                    14,197,336     14,239,699
Debt                                                                782,825        689,141
Payables:
  Reinsurance premiums                                              142,554        181,524
  Income taxes                                                      274,177        219,081
  Accrued expenses and other                                        587,689        484,062
Other liabilities                                                   682,366        656,649
------------------------------------------------------------------------------------------
     TOTAL LIABILITIES                                           16,666,947     16,470,156
------------------------------------------------------------------------------------------
Company-obligated mandatorily redeemable preferred
  securities of St. Paul Capital L.L.C.                             207,000        207,000
------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Preferred:
  Convertible preferred stock                                       137,892        142,131
  Guaranteed obligation - PSOP                                     (121,167)      (126,068)
------------------------------------------------------------------------------------------
     TOTAL PREFERRED SHAREHOLDERS' EQUITY                            16,725         16,063
------------------------------------------------------------------------------------------
Common:
  Common stock                                                      512,162        475,710
  Retained earnings                                               3,450,601      2,935,928
  Guaranteed obligation - ESOP                                       (8,453)       (20,353)
  Accumulated other comprehensive income:
     Unrealized appreciation of investments                         677,069        616,968
     Unrealized loss on foreign currency translation                (21,394)       (20,496)
------------------------------------------------------------------------------------------
     Total accumulated other comprehensive income                   655,675        596,472
------------------------------------------------------------------------------------------
     TOTAL COMMON SHAREHOLDERS' EQUITY                            4,609,985      3,987,757
------------------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY                                   4,626,710      4,003,820
------------------------------------------------------------------------------------------
     TOTAL LIABILITIES, REDEEMABLE PREFERRED SECURITIES
       AND SHAREHOLDERS' EQUITY                                 $21,500,657    $20,680,976
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

                                          See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY                                          Year ended December 31
------------------------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (In thousands)                                                 1997           1996           1995

PREFERRED SHAREHOLDERS' EQUITY
Series B convertible preferred stock:
  Beginning of year                                                             $  142,131     $  144,165    $   146,102
  Redemptions during the year                                                       (4,239)        (2,034)        (1,937)
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                   137,892        142,131        144,165
------------------------------------------------------------------------------------------------------------------------
Guaranteed obligation - PSOP:
  Beginning of year                                                               (126,068)      (133,293)      (141,567)
  Principal payments                                                                 4,901          7,225          8,274
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                  (121,167)      (126,068)      (133,293)
------------------------------------------------------------------------------------------------------------------------
     TOTAL PREFERRED SHAREHOLDERS' EQUITY                                           16,725         16,063         10,872
------------------------------------------------------------------------------------------------------------------------

COMMON SHAREHOLDERS' EQUITY
Common stock:
  Beginning of year                                                                475,710        460,458        445,222
  Stock issued under stock incentive plans                                          28,224         18,326         18,522
  Stock issued for preferred shares redeemed                                         8,678          3,067            959
  Stock issued for acquisition                                                       1,676          1,664              -
  Reacquired common shares                                                          (2,126)        (7,805)        (4,245)
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                   512,162        475,710        460,458
------------------------------------------------------------------------------------------------------------------------
Retained earnings:
  Beginning of year                                                              2,935,928      2,704,075      2,362,286
  Net income                                                                       705,473        450,099        521,209
  Dividends declared on common stock, $1.88 per share in 1997
     ($1.76 in 1996 and $1.60 in 1995)                                            (156,692)      (145,956)      (133,956)
  Dividends declared on preferred stock, net of taxes                               (8,645)        (8,664)        (8,582)
  Reacquired common shares                                                         (24,377)       (66,412)       (37,468)
  Tax benefit on employee stock options and awards                                   3,355          3,819          1,409
  Premium on preferred shares redeemed                                              (4,441)        (1,033)          (823)
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                 3,450,601      2,935,928      2,704,075
------------------------------------------------------------------------------------------------------------------------
Guaranteed obligation - ESOP:
  Beginning of year                                                                (20,353)       (32,294)       (44,410)
  Principal payments                                                                11,900         11,941         12,116
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                    (8,453)       (20,353)       (32,294)
------------------------------------------------------------------------------------------------------------------------
Unrealized appreciation of investments, net of taxes:
  Beginning of year                                                                616,968        627,791         13,948
  Change for the year                                                               60,101        (10,823)       613,843
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                   677,069        616,968        627,791
------------------------------------------------------------------------------------------------------------------------
Unrealized loss on foreign currency translation, net of taxes:
  Beginning of year                                                                (20,496)       (40,781)       (44,112)
  Currency translation adjustments                                                    (898)        (5,309)         3,331
  Realized loss relating to discontinued operations                                      -         25,594              -
------------------------------------------------------------------------------------------------------------------------
     End of year                                                                   (21,394)       (20,496)       (40,781)
------------------------------------------------------------------------------------------------------------------------
     TOTAL COMMON SHAREHOLDERS' EQUITY                                           4,609,985      3,987,757      3,719,249
------------------------------------------------------------------------------------------------------------------------
     TOTAL SHAREHOLDERS' EQUITY                                                 $4,626,710     $4,003,820     $3,730,121
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME                                          Year ended December 31
------------------------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (In thousands)                                                 1997           1996           1995

Net income                                                                      $  705,473     $  450,099     $  521,209
------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of taxes:
  Change in unrealized appreciation of investments                                  60,101        (10,823)       613,843
  Change in unrealized loss on foreign currency translation                           (898)        20,285          3,331
------------------------------------------------------------------------------------------------------------------------
     Other comprehensive income                                                     59,203          9,462        617,174
------------------------------------------------------------------------------------------------------------------------
     COMPREHENSIVE INCOME                                                       $  764,676     $  459,561     $1,138,383
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

                                                                     See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS                                                       Year ended December 31
------------------------------------------------------------------------------------------------------------------------
THE ST. PAUL COMPANIES (In thousands)                                                 1997           1996           1995

OPERATING ACTIVITIES
Underwriting:
  Net income                                                                    $  747,293     $  551,293     $  533,776
  Adjustments:
     Change in net insurance reserves                                               (5,556)       344,259        753,543
     Change in underwriting premiums receivable                                     80,210        (56,347)      (217,877)
     Depreciation and goodwill amortization                                         69,826         63,834         58,405
     Realized investment gains                                                    (400,438)      (208,549)       (74,403)
     Other                                                                         (57,049)       179,165       (175,106)
------------------------------------------------------------------------------------------------------------------------
       Total underwriting                                                          434,286        873,655        878,338
------------------------------------------------------------------------------------------------------------------------
Asset management-investment banking:
  Net income                                                                        55,557         56,601         54,746
  Adjustments:
     Change in inventory securities                                                 13,391        107,453       (103,016)
     Change in short-term borrowings                                                69,500        (25,000)        25,000
     Change in short-term investments                                               70,996           (457)        45,659
     Other                                                                          14,500          1,489         15,504
------------------------------------------------------------------------------------------------------------------------
       Total asset management-investment banking                                   223,944        140,086         37,893
------------------------------------------------------------------------------------------------------------------------
Parent company and consolidating eliminations:
  Net loss from continuing operations                                              (29,627)       (50,036)       (50,674)
  Adjustments:
     Realized investment gains                                                      (7,672)        (9,976)       (10,169)
     Other                                                                          81,116         15,919         50,758
------------------------------------------------------------------------------------------------------------------------
       Total parent company and consolidating eliminations                          43,817        (44,093)       (10,085)
------------------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES                                   702,047        969,648        906,146
------------------------------------------------------------------------------------------------------------------------
       Cash outflow resulting from sale of discontinued operations                 (54,018)             -              -
------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchases of investments                                                        (3,022,250)    (3,148,120)    (2,857,778)
Proceeds from sales and maturities of investments                                2,872,065      2,486,056      1,991,357
Change in short-term investments                                                  (177,031)       141,647         (6,116)
Change in open security transactions                                                33,071        (35,556)         6,516
Net purchases of office properties and equipment                                   (57,135)       (38,454)       (41,614)
Acquisitions                                                                      (169,145)      (184,568)             -
Other                                                                                2,903         32,504        (56,809)
------------------------------------------------------------------------------------------------------------------------
       NET CASH USED IN INVESTING ACTIVITIES                                      (517,522)      (746,491)      (964,444)
------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Dividends paid on common and preferred stock                                      (165,809)      (155,268)      (144,662)
Proceeds from issuance of debt                                                     195,548         46,220        193,002
Repayment of debt                                                                 (161,000)       (17,711)      (125,446)
Repurchase of common shares                                                        (26,503)       (74,217)       (41,714)
Proceeds from issuance of company-obligated mandatorily
  redeemable preferred securities of St. Paul Capital L.L.C.                             -              -        207,000
Other                                                                               12,703        (10,442)       (25,216)
------------------------------------------------------------------------------------------------------------------------
       NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                        (145,061)      (211,418)        62,964
------------------------------------------------------------------------------------------------------------------------
       INCREASE (DECREASE) IN CASH                                                 (14,554)        11,739          4,666
------------------------------------------------------------------------------------------------------------------------
Cash at beginning of year                                                           37,214         25,475         20,809
------------------------------------------------------------------------------------------------------------------------
       CASH AT END OF YEAR                                                      $   22,660     $   37,214     $   25,475
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                      See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
THE ST. PAUL COMPANIES


Note 1
                      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES -- We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). We follow the accounting standards established by the Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants.

CONSOLIDATION -- We combine our financial statements with those of our subsidiaries and present them on a consolidated basis. The consolidated financial statements do not include the results of material transactions between us and our subsidiaries or among our subsidiaries. We record the results of our foreign underwriting operations on a one-quarter lag.

DISCONTINUED OPERATIONS -- In 1997, we sold our insurance brokerage operation, Minet. As a result, the financial statements for all years presented reflect Minet as a discontinued operation.

RECLASSIFICATIONS -- We reclassified some figures in our 1996 and 1995 financial statements and notes to conform with the 1997 presentation. These reclassifications had no effect on net income, or common or preferred shareholders' equity, as previously reported for those years.

USE OF ESTIMATES -- We make estimates and assumptions that have an effect on the amounts that we report in our financial statements. Our most significant estimates are those relating to our reserves for losses and loss adjustment expenses. We continually review our estimates and make adjustments as necessary, but actual results could turn out significantly different than what we envisioned when we made these estimates.

ACCOUNTING FOR OUR UNDERWRITING OPERATIONS
PREMIUMS EARNED -- Premiums on insurance policies are our largest source of revenue. We reflect the premiums as revenues evenly over the policy terms. We record the premiums that we have not yet recognized as revenues as unearned premiums on our balance sheet.

INSURANCE LOSSES AND LOSS ADJUSTMENT EXPENSES -- Losses represent the amounts we paid or expect to pay to claimants for events that have occurred. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses. We record these items on our statement of income net of reinsurance, meaning that we reduce our gross losses and loss expenses incurred by the amounts we will recover under reinsurance contracts.

     We establish reserves for the estimated total unpaid cost of losses and loss expenses, which cover events that occurred in 1997 and prior years. These reserves reflect our estimates of the total cost of claims that were reported to us, but not yet paid, and the cost of claims incurred but not yet reported to us
(IBNR). Our estimates consider such variables as past loss experience, current claim trends and the prevailing social, economic and legal environments. We reduce our loss reserves for estimated amounts of salvage and subrogation. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are reflected as assets.

     We believe that the reserves we have established are adequate to cover the ultimate costs of losses and loss adjustment expenses. Final claim payments, however, may differ from the established reserves, particularly when these payments may not occur for several years. Any adjustments we make to reserves are reflected in the results for the year during which the adjustments are made.


POLICY ACQUISITION EXPENSES -- The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, state premium taxes and other direct underwriting expenses. Although these expenses arise when we issue a policy, we defer and amortize them over the same period as the corresponding premiums are recorded as revenues.

     If deferred policy acquisition expenses were to exceed the sum of unearned premiums and related anticipated investment income less expected losses and loss adjustment expenses, we would immediately expense the excess costs.

ACCOUNTING FOR OUR ASSET MANAGEMENT-INVESTMENT BANKING SEGMENT
The John Nuveen Company comprises our asset management-investment banking segment. We held a 77% and 78% interest in Nuveen on Dec. 31, 1997 and 1996, respectively. Nuveen's core businesses are asset management and surveillance [the management of its family of mutual funds and exchange-traded (closed-end) funds, the management of other private investment accounts and the surveillance of its family of unit investment trusts (UITs)], and the sponsorship and marketing of both taxable and tax-free mutual funds and UITs. They also provide municipal and corporate investment banking services and underwrite and trade municipal bonds. They hold in inventory municipal bonds and UITs that will be sold to individuals or securities dealers. Those inventory securities are carried on the balance sheet at market value.

     Nuveen's revenues include advisory fees from asset management, revenues from the sponsorship and marketing of mutual funds and UITs, fees and revenues from investment banking services, gains and losses from the sale of inventory securities, and unrealized gains and losses on inventory securities held.

     We consolidate 100% of Nuveen's assets, liabilities, revenues and expenses, with reductions on the balance sheet and statement of income for the minority shareholders' proportionate interest in Nuveen's equity and earnings. Minority interest expense is recorded in operating and administrative expenses on the statement of income. Minority interest of $63.1 million and $59.9 million was recorded in other liabilities at the end of 1997 and 1996, respectively.

     Nuveen repurchased and retired 1.8 million and 3.8 million of its common shares in 1997 and 1996, respectively, for a total cost of $55 million in 1997 and $101 million in 1996. Our proceeds from the Nuveen repurchases totaled $41 million and $74 million in 1997 and 1996, respectively.

ACCOUNTING FOR OUR INVESTMENTS
FIXED MATURITIES -- Our entire fixed maturity investment portfolio is classified as available-for-sale. Accordingly, we carry that portfolio on our balance sheet at estimated market value.

EQUITIES -- Our equity securities are also classified as available-for-sale and carried at estimated market value.

REAL ESTATE -- Our real estate investments primarily consist of commercial buildings that we own directly or in which we have a partial interest through joint ventures with other investors.

     For direct investments, we carry land at cost and buildings at cost less accumulated depreciation and valuation adjustments. We depreciate real estate assets on a straight-line basis over 40 years. Tenant improvements are amortized over the term of the corresponding lease. The accumulated depreciation of our real estate investments was $93.0 million and $81.8 million at Dec. 31, 1997 and 1996, respectively.

     We use the "equity method" of accounting for our joint ventures, which means we carry these investments at cost, adjusted for our share of earnings or losses, and reduced by cash distributions from the joint ventures and valuation adjustments.

VENTURE CAPITAL -- We invest in securities of small- to medium-sized companies. These investments are in the form of limited partnerships or direct ownership. The limited partnerships are carried at our equity in the estimated market value of the investments held by these limited partnerships. The securities we own directly are carried at estimated market value.

REALIZED INVESTMENT GAINS AND LOSSES -- We record the cost of each individual investment so that when we sell any of them, we are able to identify and record the gain or loss on that transaction on our statement of income.

     We continually monitor the difference between the cost and estimated market value of our investments. If any of our investments experience a decline in value that is other than temporary, we record a realized loss for the decline on the statement of income.

UNREALIZED APPRECIATION AND DEPRECIATION OF INVESTMENTS -- For investments we carry at estimated market value, we record the difference between cost and market, net of deferred taxes, as a part of common shareholders' equity. This difference is referred to as unrealized appreciation or depreciation of investments. The change in unrealized appreciation or depreciation during the year is a component of comprehensive income.

GOODWILL
Goodwill is the excess of the amount we paid to acquire a company over the fair value of its net assets, reduced by amortization and any subsequent valuation adjustments. We amortize goodwill over periods of up to 30 years. The accumulated amortization of goodwill was $149.0 million and $113.3 million at Dec. 31, 1997 and 1996, respectively.

     We monitor the value of our goodwill based on our estimates of discounted future earnings. If we determine that our goodwill has been impaired, we reduce its carrying value with a corresponding charge to expenses.

OFFICE PROPERTIES AND EQUIPMENT
We carry office properties and equipment at depreciated cost. We depreciate these assets on a straight-line basis over the estimated useful lives of the assets. The accumulated depreciation for office properties and equipment was $246.2 million and $217.5 million at the end of 1997 and 1996, respectively.

FOREIGN CURRENCY TRANSLATION
We assign functional currencies to our foreign operations, which are generally the currencies of the local operating environment. Foreign currency amounts are converted to the functional currency, and the resulting foreign exchange gains or losses are reflected in the statement of income. Functional currency amounts are then translated into U.S. dollars. The unrealized gain or loss from this translation is recorded as a part of common shareholders' equity. The change in unrealized foreign currency translation gain or loss during the year is a component of comprehensive income. Both the conversion and translation are calculated using current exchange rates for the balance sheets and average exchange rates for the statements of income.

SUPPLEMENTAL CASH FLOW INFORMATION
INTEREST AND INCOME TAXES PAID -- We paid interest of $50.9 million in 1997, $48.4 million in 1996 and $44.5 million in 1995. We paid federal income taxes of $92.2 million in 1997, $91.5 million in 1996 and $184.4 million in 1995. Federal tax payments in 1995 included $45 million in taxes and interest for a partial settlement with the IRS regarding certain issues raised in its audit of our consolidated tax returns for the years 1991 through 1994.

NONCASH FINANCING ACTIVITIES -- The John Nuveen Company issued $45 million of preferred stock in 1997 to fund a portion of its purchase of Flagship Resources, Inc.


Note 2
                              EARNINGS PER COMMON SHARE

In 1997, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." This statement replaced the previous calculation of PRIMARY and FULLY DILUTED earnings per share (EPS) with BASIC and DILUTED EPS. Basic EPS excludes the dilutive effects of options, warrants and convertible securities. Diluted EPS is similar to the previously reported fully diluted EPS. Earnings per share amounts for all years presented were calculated based on the provisions of SFAS No. 128.


(In thousands)                                                                                      Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                1997        1996         1995
BASIC
Net income, as reported                                                                     $705,473    $450,099     $521,209
PSOP preferred dividends declared (net of taxes)                                              (8,645)     (8,664)      (8,582)
Premium on preferred shares redeemed                                                          (4,441)     (1,033)        (823)
-----------------------------------------------------------------------------------------------------------------------------
  Net income, as adjusted                                                                   $692,387    $440,402     $511,804
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

DILUTED
Net income, as reported                                                                     $705,473    $450,099     $521,209
Additional PSOP expense (net of taxes) due to assumed conversion of preferred stock           (2,647)     (3,015)      (3,477)
Dividends on monthly income preferred securities (net of taxes)                                8,073       8,073        5,046
Premium on preferred shares redeemed                                                          (4,441)     (1,033)        (823)
-----------------------------------------------------------------------------------------------------------------------------
  Net income, as adjusted                                                                   $706,458    $454,124     $521,955
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

AVERAGE COMMON SHARES OUTSTANDING
Basic                                                                                         83,572      83,474       84,385
Diluted                                                                                       92,261      91,897       91,637
-----------------------------------------------------------------------------------------------------------------------------


     Average common shares outstanding for diluted EPS includes the common and common equivalent shares outstanding for the year and common shares that would be issuable upon conversion of PSOP preferred stock and the company-obligated mandatorily redeemable preferred securities of St. Paul Capital L.L.C. (monthly income preferred securities).

Note 3
                                     INVESTMENTS

VALUATION OF INVESTMENTS -- The following presents the cost, gross unrealized appreciation and depreciation, and estimated market value of our investments in fixed maturities, equities and venture capital.


(In thousands)                                                                  December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                             GROSS             GROSS      ESTIMATED
                                                                        UNREALIZED        UNREALIZED         MARKET
                                                             COST     APPRECIATION      DEPRECIATION          VALUE
Fixed maturities:
  U.S. government                                     $ 2,257,397       $  108,899          $ (1,314)   $ 2,364,982
  States and political subdivisions                     5,071,738          366,737              (169)     5,438,306
  Foreign governments                                     946,317           54,890           (21,933)       979,274
  Corporate securities                                  1,840,337           88,251            (2,617)     1,925,971
  Mortgage-backed securities                            1,690,048           51,859              (647)     1,741,260
-------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                            11,805,837          670,636           (26,680)    12,449,793
Equities                                                  784,269          264,785           (15,134)     1,033,920
Venture capital                                           324,333          156,205           (18,646)       461,892
-------------------------------------------------------------------------------------------------------------------
     Total                                            $12,914,439       $1,091,626          $(60,460)   $13,945,605
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                  December 31, 1996
-------------------------------------------------------------------------------------------------------------------
                                                                             Gross             Gross      Estimated
                                                                        Unrealized        Unrealized         Market
                                                             Cost     Appreciation      Depreciation          Value

Fixed maturities:
  U.S. government                                     $ 2,401,760       $   56,345          $(13,139)   $ 2,444,966
  States and political subdivisions                     4,992,485          300,755            (5,274)     5,287,966
  Foreign governments                                   1,077,869           59,421           (11,684)     1,125,606
  Corporate securities                                  1,546,721           48,262            (8,721)     1,586,262
  Mortgage-backed securities                            1,466,168           39,452            (6,335)     1,499,285
-------------------------------------------------------------------------------------------------------------------
     Total fixed maturities                            11,485,003          504,235           (45,153)    11,944,085
Equities                                                  621,880          193,002            (6,587)       808,295
Venture capital                                           293,837          308,858           (16,473)       586,222
-------------------------------------------------------------------------------------------------------------------
     Total                                            $12,400,720       $1,006,095          $(68,213)   $13,338,602
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------


STATUTORY DEPOSITS -- At Dec. 31, 1997, our underwriting operations had investments in fixed maturities with an estimated market value of $500.4 million on deposit with regulatory authorities, as required by law.

FIXED MATURITIES BY MATURITY DATE -- The following table presents the breakdown of our fixed maturities by years to maturity. Actual maturities may differ from those stated as a result of calls and prepayments.

(In thousands)                                         December 31, 1997
-------------------------------------------------------------------------------
                                                    AMORTIZED        ESTIMATED
                                                         COST     MARKET VALUE
One year or less                                  $   162,634      $   164,924
Over one year through five years                    1,850,065        1,921,026
Over five years through 10 years                    4,508,203        4,808,787
Over 10 years                                       3,594,887        3,813,796
Mortgage-backed securities with
  various maturities                                1,690,048        1,741,260
-------------------------------------------------------------------------------
     Total                                        $11,805,837      $12,449,793
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Note 4
                               INVESTMENT TRANSACTIONS

INVESTMENT ACTIVITY -- Here is a summary of our investment purchases, sales and maturities.

(In thousands)                                         Year ended December 31
-------------------------------------------------------------------------------
                                               1997          1996         1995
PURCHASES
Fixed maturities                         $1,424,249    $1,885,428   $1,829,942
Equities                                  1,374,980     1,037,185      837,288
Real estate                                 101,543       114,770      116,925
Venture capital                              97,413        94,891       66,247
Other investments                            24,065        15,846        7,376
-------------------------------------------------------------------------------
     Total purchases                      3,022,250     3,148,120    2,857,778
-------------------------------------------------------------------------------

PROCEEDS FROM SALES
AND MATURITIES
Fixed maturities:
  Sales                                     522,380       506,999      326,382
  Maturities and
     redemptions                            579,330       730,612      709,104
Equities                                  1,361,772     1,110,060      836,683
Real estate                                 154,503        17,608       14,428
Venture capital                             250,015       118,011       87,512
Other investments                             4,065         2,766       17,248
-------------------------------------------------------------------------------
     Total sales and
       maturities                         2,872,065     2,486,056    1,991,357
-------------------------------------------------------------------------------
     Net purchases                       $  150,185    $  662,064  $   866,421
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


NET INVESTMENT INCOME -- Here is a summary of our net investment income.

(In thousands)                                         Year ended December 31
-------------------------------------------------------------------------------
                                               1997          1996         1995
Fixed maturities                           $812,470      $738,396     $665,364
Equities                                     16,241        15,655       14,644
Real estate                                  44,101        36,260       32,830
Venture capital                                 352           324         (171)
Other investments                            (1,248)       (2,142)        (965)
Short-term investments                       25,872        31,008       38,842
-------------------------------------------------------------------------------
     Total                                  897,788       819,501      750,544
Investment expenses                         (11,575)      (12,196)      (9,632)
-------------------------------------------------------------------------------
     Net investment income                 $886,213      $807,305     $740,912
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES) -- The following summarizes our pretax realized investment gains and losses, and the change in unrealized appreciation of investments recorded in common shareholders' equity.

(In thousands)                                         Year ended December 31
-------------------------------------------------------------------------------
                                               1997          1996         1995
PRETAX REALIZED
INVESTMENT GAINS (LOSSES)
Fixed maturities:
  Gross realized gains                    $   3,233     $   7,033    $   3,091
  Gross realized losses                      (5,492)       (8,236)      (5,728)
-------------------------------------------------------------------------------
     Total fixed maturities                  (2,259)       (1,203)      (2,637)
-------------------------------------------------------------------------------
Equities:
  Gross realized gains                      208,659       160,639       78,772
  Gross realized losses                     (46,412)      (31,282)     (29,548)
-------------------------------------------------------------------------------
     Total equities                         162,247       129,357       49,224
-------------------------------------------------------------------------------
Real estate:
  Gross realized gains                       35,539         2,678        2,305
  Gross realized losses                        (687)       (1,267)        (474)
-------------------------------------------------------------------------------
     Total real estate                       34,852         1,411        1,831
-------------------------------------------------------------------------------
Venture capital:
  Gross realized gains                      270,376       109,879       71,412
  Gross realized losses                     (57,713)      (23,868)     (33,237)
-------------------------------------------------------------------------------
     Total venture capital                  212,663        86,011       38,175
-------------------------------------------------------------------------------
Other investments                               607         2,949       (2,021)
-------------------------------------------------------------------------------
     Total pretax realized
       investment gains                   $ 408,110     $ 218,525    $  84,572
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

CHANGE IN UNREALIZED APPRECIATION

Fixed maturities                          $ 184,874     $(198,855)   $ 742,626
Equities                                     63,236        25,975      130,247
Venture capital                            (154,826)      163,110       59,880
-------------------------------------------------------------------------------
     Total change in
       pretax unrealized
       appreciation                          93,284        (9,770)     932,753
Change in deferred taxes                    (33,183)       (1,053)    (318,910)
-------------------------------------------------------------------------------
     Total change in
       unrealized appreciation,
       net of taxes                       $  60,101     $ (10,823)   $ 613,843
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Note 5
                           DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as futures, forward, swap or option contracts and other financial instruments with similar characteristics. We have had limited involvement with these instruments for purposes of hedging against fluctuations in interest rates. All investments, including derivative instruments, have some degree of market and credit risk associated with them. However, the market risk on our derivatives substantially offsets the market risk associated with fluctuations in interest rates. We minimize our credit risk by conducting derivative transactions only with reputable, investment-grade counter parties.

     We enter into interest rate swap agreements for the purpose of minimizing the effect of interest rate fluctuations on some of our debt and investments.

     We are party to an interest rate swap agreement that requires us to pay a fixed rate of 5.6% on $50 million of our outstanding floating rate commercial paper through 2000. At Dec. 31, 1997 and 1996, the estimated market value of this swap agreement was an asset of $0.6 million and $1.4 million, respectively.

Note 6
                   RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

RECONCILIATION OF LOSS RESERVES -- The following table represents a reconciliation of beginning and ending consolidated insurance loss and loss adjustment expense (LAE) reserves for each of the last three years.

(In thousands)                                    Year ended December 31
-------------------------------------------------------------------------------
                                               1997          1996         1995

Loss and LAE reserves at
  beginning of year,
  as reported                           $11,673,148   $10,247,070 $  9,423,429
Less reinsurance recoverables
  on unpaid losses at
  beginning of year                      (1,890,105)   (1,853,817)  (1,533,250)
--------------------------------------------------------------------------------

  Net loss and LAE reserves
     at beginning of year                 9,783,043     8,393,253    7,890,179
Net reserves of acquired
  companies                                       -     1,015,826       12,329
--------------------------------------------------------------------------------
Provision for losses and
  LAE for claims incurred:
  Current year                            3,833,468     3,570,545    3,112,193
  Prior years                              (488,300)     (252,244)    (247,886)
-------------------------------------------------------------------------------
     Total incurred                       3,345,168     3,318,301    2,864,307
-------------------------------------------------------------------------------
Losses and LAE payments
  for claims incurred:
  Current year                             (982,822)   (1,101,077)    (783,633)
  Prior years                            (2,228,083)   (1,839,463)  (1,590,701)
--------------------------------------------------------------------------------
     Total paid                          (3,210,905)   (2,940,540)  (2,374,334)
--------------------------------------------------------------------------------
Unrealized foreign
  exchange loss (gain)                        7,205        (3,797)         772
--------------------------------------------------------------------------------
  Net loss and LAE
     reserves at end of year              9,924,511     9,783,043    8,393,253
Plus reinsurance recoverables on
  unpaid losses at end of year            1,893,122     1,890,105    1,853,817
--------------------------------------------------------------------------------
  Loss and LAE reserves at
     end of year, as reported           $11,817,633   $11,673,148  $10,247,070
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ENVIRONMENTAL AND ASBESTOS RESERVES -- Our underwriting operations continue to receive claims under policies written many years ago alleging injuries from environmental pollution or alleging covered property damages for the cost to clean up polluted sites. We have also received asbestos claims arising out of product liability coverages under general liability policies.

     The following table summarizes the environmental and asbestos reserves reflected in our consolidated balance sheet at Dec. 31, 1997 and 1996. Amounts in the "net" column are reduced by reinsurance.

(In thousands)                                    December 31
-------------------------------------------------------------------------------
                                       1997                       1996
                                GROSS           NET         Gross          Net
Environmental                $563,000      $373,000      $581,000     $368,000
Asbestos                      271,000       153,000       278,000      169,000
--------------------------------------------------------------------------------
  Total environmental
     and asbestos
     reserves                $834,000      $526,000      $859,000     $537,000
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Note 7
                                     INCOME TAXES

METHOD FOR COMPUTING INCOME TAX EXPENSE -- We are required to compute our income tax expense under the liability method. This means deferred income taxes reflect what we estimate we will pay or receive in future years. A current tax liability is recognized for the estimated taxes payable for the current year.

INCOME TAX EXPENSE (BENEFIT) -- Income tax expense or benefits are recorded in various places in our financial statements. A summary of the amounts and places follows:

(In thousands)                                    Year ended December 31
-------------------------------------------------------------------------------
                                               1997          1996         1995

STATEMENTS OF INCOME
Expense on
  continuing operations                    $245,510      $141,278     $131,477
Expense on
  discontinued operations                         -           401        3,547
Benefit on loss on disposal                 (35,530)     (291,493)           -
--------------------------------------------------------------------------------
     Total income tax expense
       (benefit) included in
       statements of income                 209,980      (149,814)     135,024
--------------------------------------------------------------------------------

COMMON SHAREHOLDERS' EQUITY
Benefit for deductions relating to:
  Dividends on unallocated
     ESOP and PSOP shares                    (3,112)       (3,626)      (4,094)
  Employee stock options
     and awards                              (3,355)       (3,819)      (1,409)
Deferred expense (benefit)
  for the change in unrealized
  appreciation of investments
  and unrealized foreign
  exchange                                   32,619        (1,561)     319,195
--------------------------------------------------------------------------------
     Total income tax expense
       (benefit) included in
       common shareholders'
       equity                                26,152        (9,006)     313,692
--------------------------------------------------------------------------------
     Total income tax expense
       (benefit) included in
       financial statements                $236,132     $(158,820)    $448,716
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


COMPONENTS OF INCOME TAX EXPENSE -- The components of income tax expense on continuing operations are as follows:

(In thousands)                                    Year ended December 31
--------------------------------------------------------------------------------
                                               1997          1996         1995

Federal current tax expense                $271,528      $114,035     $182,422
Federal deferred tax benefit                (59,857)       (1,185)     (58,330)
--------------------------------------------------------------------------------
  Total federal income
     tax expense                            211,671       112,850      124,092
Foreign income taxes                         19,467        22,074        1,791
State income taxes                           14,372         6,354        5,594
--------------------------------------------------------------------------------
  Total income tax expense
     on continuing operations              $245,510      $141,278     $131,477
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

OUR TAX RATE IS DIFFERENT FROM THE STATUTORY RATE -- Our total income tax expense on continuing operations differs from the statutory rate of 35% of pretax income as shown in the following table:

(In thousands)                                    Year ended December 31
--------------------------------------------------------------------------------
                                               1997          1996         1995

Federal income tax expense
  at statutory rates                       $356,557      $244,698     $234,264
Increase (decrease) attributable to:
  Nontaxable investment
     income                                 (98,420)      (94,156)     (83,395)
  Valuation allowance                       (31,657)      (10,519)     (20,724)
  Other                                      19,030         1,255        1,332
--------------------------------------------------------------------------------
       Total income
       tax expense on
       continuing operations               $245,510      $141,278     $131,477
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


MAJOR COMPONENTS OF DEFERRED INCOME TAXES ON OUR BALANCE SHEET -- Differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years are called temporary differences. The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities are presented in the following table:

(In thousands)                                                December 31
--------------------------------------------------------------------------------
                                                             1997         1996

DEFERRED TAX ASSETS
Loss reserves                                          $  851,011   $  808,248
Loss on disposal of insurance
  brokerage operations                                    199,868      370,900
Unearned premium reserves                                 146,124      172,382
Deferred compensation                                      77,092       78,006
Alternative minimum
  tax credit carryforwards                                 94,677        3,740
Other                                                     198,916      130,301
--------------------------------------------------------------------------------
     Total gross deferred tax assets                    1,567,688    1,563,577
Less valuation allowance                                  (41,222)     (72,879)
--------------------------------------------------------------------------------
     Net deferred tax assets                            1,526,466    1,490,698
--------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES
Unrealized appreciation of investments                    354,892      325,824
Deferred acquisition costs                                134,469      135,455
Real estate                                                41,036       43,125
Other                                                     150,738       78,074
--------------------------------------------------------------------------------
     Total gross deferred tax liabilities                 681,135      582,478
--------------------------------------------------------------------------------
     Deferred income taxes                             $  845,331   $  908,220
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     If we believe that all of our deferred tax assets will not result in future tax benefits, we must establish a "valuation allowance" for the portion of these assets that we think will not be realized. The net change in the valuation allowance for deferred tax assets was a decrease of $31.7 million in 1997, and an increase of $51.8 million in 1996, relating to our foreign underwriting operations and our provision for loss on disposal of insurance brokerage operations. Based upon a review of our refundable taxes, anticipated future earnings, and all other available evidence, both positive and negative, we have concluded it is "more likely than not" that our net deferred tax assets will be realized.

UNDISTRIBUTED EARNINGS OF SUBSIDIARIES -- U.S. income taxes have not been provided on $11.4 million of our foreign operations' undistributed earnings as of Dec. 31, 1997, as such earnings are intended to be permanently reinvested in those operations. Furthermore, any taxes paid to foreign governments on these earnings may be used as credits against the U.S. tax on any dividend distributions from such earnings.

     We have not provided taxes on approximately $156.4 million of undistributed earnings related to our majority ownership of The John Nuveen Company as of Dec. 31, 1997, because we currently do not expect those earnings to become taxable to us.

IRS EXAMINATIONS -- The Internal Revenue Service has examined our consolidated returns through 1992 and is currently examining the years 1993 and 1994. We believe that any additional taxes assessed as a result of these examinations would not materially affect our overall financial position, results of operations or liquidity.


Note 8
                                  CAPITAL STRUCTURE

The following summarizes our capital structure:

(In thousands)                                             December 31
--------------------------------------------------------------------------------
                                                         1997             1996

Debt                                               $  782,825       $  689,141
Company-obligated mandatorily
  redeemable preferred securities
  of St. Paul Capital L.L.C.                          207,000          207,000
Preferred shareholders' equity                         16,725           16,063
Common shareholders' equity                         4,609,985        3,987,757
--------------------------------------------------------------------------------
     Total capital                                 $5,616,535       $4,899,961
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Ratio of debt to total capital                             14%              14%
--------------------------------------------------------------------------------

DEBT
Debt consists of the following:

(In thousands)                                        December 31
-------------------------------------------------------------------------------------
                                           1997                         1996
                                    BOOK           FAIR           Book           Fair
                                   VALUE          VALUE          Value          Value

Medium-term notes               $511,920       $529,000       $430,427       $435,500
Commercial paper                 168,429        168,429        131,610        131,610
Nuveen short-term
  borrowings                      69,500         69,500              -              -
Real estate mortgages             15,196         15,400         13,220         13,220
Nuveen notes payable              15,000         15,100              -              -
Guaranteed ESOP debt               2,780          2,800         13,890         14,000
9 3/8% notes                           -              -         99,994        101,500
-------------------------------------------------------------------------------------
     Total debt                 $782,825       $800,229       $689,141       $695,830
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------


FAIR VALUE -- The fair value of our commercial paper and short-term borrowings approximates their book value because of their short-term nature. For our other debt, which has longer terms and fixed interest rates, our fair value estimate is based on current interest rates available on debt securities in the market that have terms similar to ours.

MEDIUM-TERM NOTES -- The medium-term notes bear interest rates ranging from 5.9% to 8.4%, with a weighted average rate of 7.1%. Maturities range from five to 15 years after the issuance date.

COMMERCIAL PAPER -- Our commercial paper is supported by a $400 million credit agreement that expires in 2002. The credit agreement requires us to stay below a certain ratio of debt to equity, maintain a stated amount of common shareholders' equity and meet certain other requirements. As of year-end 1997, we had not borrowed any funds under the agreement, and we were in compliance with all of its provisions.

     Interest rates on commercial paper issued in 1997 ranged from 5.2% to 6.8%; in 1996 the range was 5.1% to 6.6%; and in 1995 the range was 5.4% to 6.6%.

NUVEEN SHORT-TERM BORROWINGS -- Short-term borrowings at the end of 1997 were obligations of our asset management-investment banking segment that were collateralized by some of its inventory securities. These borrowings bear a weighted average interest rate of 7.4%.

REAL ESTATE MORTGAGES -- The real estate mortgages represent a portion of the purchase price of two of our investments. One $13.2 million mortgage bears a fixed interest rate of 6.7% and matures in November 2000. The other $2.0 million mortgage bears a fixed rate of 8.1% and matures in February 2002.

NUVEEN NOTES PAYABLE -- Nuveen issued these notes in 1997 for general corporate purposes. The notes bear an interest rate of 6.8% and mature in August 2000.

GUARANTEED ESOP DEBT -- The guaranteed ESOP debt bears an interest rate of 7.95% and the final principal payment is due March 1, 1998. The ESOP's principal payments and related interest are funded quarterly through a combination of our contributions and dividends on shares held by the ESOP. We show this debt as our liability, because we guaranteed the debt.

9 3/8% NOTES -- The 9 3/8% notes outstanding at Dec. 31, 1996, matured in June 1997. We funded the maturity through a combination of medium-term note issuances and commercial paper.

INTEREST EXPENSE -- Our interest expense was $51.8 million in 1997, $48.5 million in 1996 and $46.2 million in 1995.

MATURITIES -- The amount of debt that becomes due in each of the next five years is as follows: 1998, $97.3 million; 1999, $20.0 million; 2000, $28.2 million; 2001, $45.5 million; and 2002, $219.1 million.

COMPANY-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF ST. PAUL CAPITAL L.L.C.
In 1995, we issued, through St. Paul Capital L.L.C. (SPCLLC), 4,140,000 company-obligated mandatorily redeemable preferred securities, generating proceeds of $207 million. These securities are also known as convertible monthly income preferred securities (MIPS). The MIPS pay a monthly dividend at an annual rate of 6% of the liquidation preference of $50 per security. We directly or indirectly own all of the common securities of SPCLLC, a special purpose limited liability company which was formed for the sole purpose of issuing the MIPS. We have effectively fully and unconditionally guaranteed SPCLLC's obligations under the MIPS. The MIPS are convertible into 0.8475 shares of our common stock (equivalent to a conversion price of $59 per share). The MIPS are redeemable after May 31, 1999, but we may redeem them before then upon the occurrence of certain events.

PREFERRED SHAREHOLDERS' EQUITY
The preferred shareholders' equity on our balance sheet represents the par value of preferred shares outstanding that we issued to our Preferred Stock Ownership Plan (PSOP) Trust, less the remaining principal balance on the PSOP Trust debt. The PSOP Trust borrowed funds from our U.S. underwriting subsidiary to finance the purchase of the preferred shares, and we guaranteed the PSOP debt.

     The PSOP trust may at any time convert any or all of the preferred shares into shares of our common stock at a rate of four shares of common stock for each preferred share. Our board of directors has reserved a sufficient number of our authorized common shares to satisfy the conversion of all preferred shares issued to the PSOP trust and the redemption of preferred shares to meet employee distribution requirements. Upon the redemption of preferred shares, we issue shares of our common stock to the trust to fulfill the redemption obligations.

COMMON SHAREHOLDERS' EQUITY
COMMON STOCK AND REACQUIRED SHARES -- We are governed by the Minnesota Business Corporation Act. All authorized shares of voting common stock have no par value. Shares of common stock reacquired are considered unissued shares. The number of authorized shares of the company is 240 million.

     Our cost for reacquired shares in 1997, 1996 and 1995 was $26.5 million, $74.2 million and $41.7 million, respectively. We reduced our capital stock account for the cost of these repurchases in proportion to the percentage of shares reacquired, with the remainder of the cost charged to retained earnings. In 1997, we issued 20,488 shares of our common stock valued at $1.7 million, and in 1996 we issued 28,748 shares of our common stock (also valued at $1.7 million), as partial consideration for our acquisition of a Lloyd's of London managing agency.

     A summary of our common stock activity for the last three years is as follows:

(Shares)                                     Year ended December 31
------------------------------------------------------------------------------
                                           1997           1996           1995

Outstanding at
  beginning of year                  83,198,411     83,975,864     84,202,417
Shares issued:
  Stock incentive plans                 750,766        542,169        534,096
  Conversion of preferred stock         112,993         56,047         17,543
  Acquisition                            20,488         28,748              -
Reacquired shares                      (354,858)    (1,404,417)      (778,192)
------------------------------------------------------------------------------
Outstanding at end of year           83,727,800     83,198,411     83,975,864
------------------------------------------------------------------------------
------------------------------------------------------------------------------

UNDESIGNATED SHARES -- Our articles of incorporation allow us to issue five million undesignated shares. The board of directors may designate the type of shares and set the terms thereof. The board designated 50,000 shares as Series A Junior Participating Preferred Stock in connection with the establishment of our Shareholder Protection Rights Plan. The board designated 1,450,000 shares as Series B Convertible Preferred Stock in connection with the formation of our Preferred Stock Ownership Plan. In 1995, the board designated 41,400 shares as Series C Cumulative Convertible Preferred Stock in connection with St. Paul Capital L.L.C.'s issuance of company-obligated mandatorily redeemable preferred securities.

SHAREHOLDER PROTECTION RIGHTS PLAN -- Our Shareholder Protection Rights Plan is designed to protect the interests of our shareholders in the event of unsolicited and unfair or coercive attempts to acquire control of the company. Our shareholders own one right for each common share owned, which would enable them to initiate specified actions to protect their interests. We may redeem this right under circumstances specified in the plan.

DIVIDEND RESTRICTIONS -- We primarily depend on dividends from our subsidiaries to pay dividends to our shareholders, service our debt and pay expenses. Various state laws and regulations limit the amount of dividends we may receive from our U.S. underwriting subsidiary. In 1998, $427.5 million will be available for dividends free from such restrictions. During 1997, we received cash dividends of $200 million from our U.S. underwriting subsidiary, and a noncash dividend of a portion of its investment in The John Nuveen Company with a market value of $211.1 million.

Note 9
                                   RETIREMENT PLANS

PENSION PLANS -- We maintain funded defined benefit pension plans for most of our U.S. employees. Benefits are based on years of service and the employee's compensation while employed by the company. Pension benefits generally vest after five years of service.

     Our pension plans are noncontributory. This means that employees do not pay anything into the plans. Our funding policy is to contribute amounts sufficient to meet the minimum funding requirements of the Employee Retirement Income Security Act and any additional amounts that may be necessary. This may result in no contribution being made in a particular year.

     Net periodic pension cost for our funded pension plans was $6.0 million, $9.7 million and $13.9 million for the years 1997, 1996 and 1995, respectively.

     The key components of our pension plans are summarized as follows:

(In thousands)                                              December 31
------------------------------------------------------------------------------
                                                          1997           1996
FUNDED STATUS
Accumulated benefit obligation                        $325,291       $287,334
Projected benefit obligation                           418,813        368,158
Plan assets at fair value                              514,087        407,404
------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                             6.75%          7.25%
Rate of increase in compensation                          3.75           4.00
Expected rate of return on plan assets                   10.00           9.00
------------------------------------------------------------------------------

     Plan assets are invested primarily in equities and fixed maturities and included 380,172 shares of our common stock with a market value of $31.2 million and $22.3 million at Dec. 31, 1997 and 1996, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN - We maintain an ESOP for qualified U.S. employees. An ESOP trust was formed that borrowed funds to purchase shares of our stock for future allocation to qualified employees. As the principal of the ESOP trust loan is paid, a pro rata amount of our common stock is released for allocation to eligible participants. Dividends we pay on all shares held by the trust are used to pay the ESOP's obligations. In addition, we make contributions as needed to meet the ESOP's obligations.

     All shares held by the ESOP are considered outstanding for EPS computations, and dividends paid on all ESOP shares are charged to retained earnings. Our ESOP expense was reduced by the dividends we paid to the ESOP trust.

     We recorded ESOP expense of $10.5 million, $6.2 million and $7.3 million for the years 1997, 1996 and 1995, respectively.

     The ESOP made its final allocation in 1997 totaling 603,627 shares. The ESOP allocated 498,715 shares in 1996 and 500,834 shares in 1995.

PREFERRED STOCK OWNERSHIP PLAN -- Our Savings Plus Preferred Stock Ownership Plan (PSOP) allocates preferred shares semiannually to those employees participating in our Savings Plus Plan. The allocation is equivalent to 60% of employees' contributions up to a maximum of 6% of their salary plus shares equal to the value of dividends on previously allocated shares. To finance the stock purchase for future allocation to qualified employees, the PSOP borrowed $150 million at 9.4% from our U.S. underwriting subsidiary. As the principal and interest of the trust's loan is paid, a pro rata amount of our preferred stock is released for allocation to participating employees. Each share pays a dividend of $11.72 annually and is currently convertible into four shares of common stock. Dividends on all shares held by the trust are used to pay the PSOP obligation. In addition to dividends paid to the trust, we make additional cash contributions to the PSOP as necessary in order to meet the PSOP's debt obligation.

     The common stock equivalent of all shares held by the PSOP is considered outstanding for diluted EPS computations, and dividends paid on all PSOP shares are charged to retained earnings. Our PSOP expense was reduced by the dividends we paid to the PSOP trust.

     We recorded PSOP expense of $6.1 million, $7.8 million and $7.3 million for the years 1997, 1996 and 1995, respectively.

     The PSOP allocated 41,810 shares in 1997, 60,803 shares in 1996 and 59,998 shares in 1995. The remaining 631,081 shares at Dec. 31, 1997, will be released for allocation annually through Jan. 31, 2005.

ESOP/PSOP PLAN MERGER -- As of Jan. 1, 1998, the ESOP and PSOP were merged into The St. Paul Companies Inc. Stock Ownership Plan. The plan will continue to provide semi-annual matching allocations to employees participating in our Savings Plus Plan. This match has been enhanced to 100% of employees' contributions up to a maximum of 4% of their salary. Additionally, this plan will now provide an annual allocation to qualified U.S. employees based on company performance.

POSTRETIREMENT BENEFITS OTHER THAN PENSION -- We provide certain health care and life insurance benefits for retired U.S. employees and their eligible dependents. We currently anticipate that most of our employees will become eligible for these benefits if they retire while working for us. The cost of these benefits is shared with the retiree. The benefits are generally provided through our employee benefits trust, to which periodic contributions are made to cover benefits paid during the year. We accrue postretirement benefits expense during the period of the employee's service.

     Net periodic postretirement benefits cost was $12.1 million, $11.4 million and $11.0 million for the years 1997, 1996 and 1995, respectively.

     The key components of our postretirement benefits plans are summarized as follows:

(In thousands)                                               December 31
------------------------------------------------------------------------------
                                                          1997           1996
FUNDED STATUS
Accumulated postretirement benefit obligation         $140,358       $132,086
Plan assets at fair value                               18,612         17,107
------------------------------------------------------------------------------
ASSUMPTIONS
Discount rate                                             7.00%          7.50%
Rate of increase in compensation                          3.75           4.00
Expected rate of return on plan assets                    9.00           9.00
------------------------------------------------------------------------------

     A health care inflation rate of 7% was assumed to change to 6.75% in 1998, decrease annually to 5% in 2002 and then remain at that level. A 1% increase in the health care cost trend rate assumption would not have had a material impact on the accumulated postretirement benefit obligation or the expense for the year.

Note 10
                                STOCK INCENTIVE PLANS

We have made fixed stock option grants to certain U.S.-based company officers and outside directors. We also have made separate fixed option grants to certain employees of our non-U.S. operations. These plans are referred to as "fixed plans" because the measurement date for determining compensation costs is fixed on the date of grant.

     In 1997 and 1996, we also made variable stock option grants to certain company officers. These were considered "variable" grants because the measurement date is contingent upon future increases in the market price of our common stock. At the end of 1997, approximately 910,000 shares remained available for grant under our stock incentive plan.

     We follow the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for our stock option plans. In 1996, we implemented the disclosure provisions required by SFAS No. 123, "Accounting for Stock-Based Compensation" for our option plans. SFAS No. 123 requires pro forma net income and earnings per share information, which is calculated assuming we had accounted for our stock option plans under the "fair value" method described in that Statement.

     Since the exercise price of our fixed options equals the market price of our stock on the day the options are granted there is no related compensation cost. We have recorded compensation cost associated with our variable options and restricted stock awards of $11.5 million, $1.9 million and $1.2 million in 1997, 1996 and 1995, respectively.

FIXED OPTION GRANTS
U.S.-BASED PLANS -- Our fixed option grants for certain U.S.-based company officers and outside directors give these individuals the right to buy our stock at the market price on the day the options were granted. Fixed stock options granted under the stock incentive plan adopted by our shareholders in May 1994 may be exercised between one and 10 years subsequent to the date of grant. Options granted under our option plan in effect prior to May 1994 may be exercised at any time up to 10 years after the grant date.

NON-U.S. PLANS -- We also have separate stock option plans for certain employees of our non-U.S. operations. The options granted under these plans were priced at the market price of our common stock on the grant date. Generally, they can be exercised from three to 10 years after the grant date. Approximately 100,000 option shares remained available at year-end for future grants under our non-U.S. plans.

     The following table summarizes the activity for our fixed option plans for the last three years. All grants were made at the market price on date of grant.

---------------------------------------------------------------------------

                                                                   Weighted
                                                 Option             Average
                                                 Shares      Exercise Price

Outstanding Jan. 1, 1995                      2,974,297              $34.48
Granted                                         670,050               48.52
Exercised                                      (478,684)              33.11
Canceled                                        (12,667)              38.65
---------------------------------------------------------------------------
Outstanding Dec. 31, 1995                     3,152,996               37.65
Granted                                         773,100               54.04
Exercised                                      (441,037)              33.99
Canceled                                       (112,169)              35.92
---------------------------------------------------------------------------
Outstanding Dec. 31, 1996                     3,372,890               41.95
Granted                                         744,544               67.43
Exercised                                      (634,346)              35.59
Canceled                                        (32,295)              55.38
---------------------------------------------------------------------------
Outstanding Dec. 31, 1997                     3,450,793              $48.49
---------------------------------------------------------------------------
---------------------------------------------------------------------------

     The following table summarizes the options exercisable at the end of the last three years and the weighted average fair value of options granted during those years. The fair value of options is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted-average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yield of 3.2%, 3.3% and 3.5%; expected volatility of 19.0%, 18.9% and 16.9%; risk-free interest rates of 6.5%, 6.3% and 7.1%; and an expected life of 6.9 years, 7.2 years and 7.2 years.

------------------------------------------------------------------------------
                                           1997           1996           1995

Options exercisable at
  year-end                            2,635,294      2,545,540      2,404,446
Weighted average fair value
  of options granted
  during the year                        $15.67         $12.27         $10.93
------------------------------------------------------------------------------

     The following tables summarize the status of fixed stock options outstanding and exercisable at Dec. 31, 1997:

                                              Options Outstanding
------------------------------------------------------------------------------
                                                Weighted
                                                 Average             Weighted
Range of                  Number of            Remaining              Average
Exercise Prices             Options     Contractual Life       Exercise Price
------------------------------------------------------------------------------

 $23.50 - 39.00           1,033,544            3.8 years               $34.18
  39.50 - 48.75             954,400            6.4 years                45.24
  49.63 - 63.00           1,032,755            8.4 years                56.50
  70.00 - 80.38             430,094            9.4 years                70.82
------------------------------------------------------------------------------
 $23.50 - 80.38           3,450,793            6.6 years               $48.49
------------------------------------------------------------------------------
------------------------------------------------------------------------------

                                                    Options Exercisable
------------------------------------------------------------------------------
                                                                     Weighted
Range of                                       Number of              Average
Exercise Prices                                  Options       Exercise Price
------------------------------------------------------------------------------
 $23.50 - 39.00                                1,033,544               $34.18
  39.50 - 48.75                                  939,900                45.32
  49.63 - 63.00                                  661,850                54.05
  70.00 - 80.38                                        -                    -
------------------------------------------------------------------------------
 $23.50 - 80.38                                2,635,294               $43.14
------------------------------------------------------------------------------
------------------------------------------------------------------------------

VARIABLE STOCK OPTION GRANT
In 1997 and 1996, we made variable option grants of 158,100 and 825,300 shares, respectively, from our 1994 stock incentive plan to certain of our key officers. One-half of the options will vest when the market price of our stock reaches a 20-consecutive-day average of $100 per share. The remaining options will vest when our stock price reaches a 20-consecutive-day average of $110 per share.

The exercise price of each option is equal to the market price of our stock on the grant date. The weighted average exercise prices were $67.13 and $58.75 in 1997 and 1996, respectively. These options may be exercised during the twelve months preceding the Dec. 1, 2001, expiration date provided the stock price targets are achieved.

All of the variable options granted in 1997 and 1996 were outstanding at Dec. 31, 1997. These options have a remaining contractual life of 3.9 years. The weighted average fair value of options granted during 1997 and 1996 is $10.92 and $9.08 per option, respectively. The fair value of the variable options was estimated on the date of grant using a variable option-pricing model with the following weighted average assumptions in 1997 and 1996, respectively: dividend yield of 2.8% and 3.0%; expected volatility of 20.0% for both years; risk-free interest rate of 6.1% and 5.8%; and an expected life of 4.6 years and 5.0 years.

RESTRICTED STOCK AND DEFERRED STOCK AWARDS
Up to 20% of the 4 million shares available under our 1994 stock incentive plan may be granted as restricted stock awards. The stock is restricted because recipients receive the stock only upon completing a specified objective or period of employment, generally one to five years. The shares are considered issued when awarded, but the recipient does not own and cannot sell the shares during the restriction period. Up to 700,000 shares remain available for restricted stock awards at Dec. 31, 1997.

     We also have a Deferred Stock Award Plan for stock awards to non-U.S. employees. Deferred stock awards are the same as restricted stock awards, except that shares granted under the deferred plan are not issued until the vesting conditions specified in the award are fulfilled. Up to 21,000 shares remain available for deferred stock awards at Dec. 31, 1997.

PRO FORMA INFORMATION
Had we calculated compensation expense for our stock option grants based on the "fair value" method described in SFAS No. 123, our net income and earnings per share would have been reduced to the pro forma amounts as indicated.



(In thousands)                                 Year ended December 31
------------------------------------------------------------------------------
                                           1997           1996           1995

NET INCOME
As reported                            $705,473       $450,099       $521,209
Pro forma                               702,879        445,090        517,750
------------------------------------------------------------------------------
BASIC EARNINGS PER SHARE
As reported                                8.28           5.28           6.07
Pro forma                                  8.25           5.22           6.02
------------------------------------------------------------------------------
DILUTED EARNINGS PER SHARE
As reported                                7.66           4.94           5.70
Pro forma                                  7.64           4.89           5.66
------------------------------------------------------------------------------

Note 11
                         COMMITMENTS AND CONTINGENCIES

INVESTMENT COMMITMENTS -- We have long-term commitments to fund venture capital and real estate investments totaling $124.8 million as of Dec. 31, 1997. We estimate these commitments will be paid as follows: $47.8 million in 1998; $41.2 million in 1999; $23.0 million in 2000; $10.3 million in 2001; and $2.5 million in 2002.

LEASE COMMITMENTS -- A portion of our business activities is carried on in rented premises. We also enter into leases for equipment, such as office machines and computers. Our total rental expense was $66.6 million in 1997, $67.0 million in 1996 and $58.2 million in 1995.

     Certain leases are noncancelable, and we would remain responsible for payment even if we stopped using the space or equipment. On Dec. 31, 1997, the minimum annual rents for which we would be liable under these types of leases are as follows: $49.3 million in 1998, $38.8 million in 1999, $30.7 million in 2000, $21.5 million in 2001, $18.8 million in 2002 and $59.7 million thereafter.

LEGAL MATTERS -- In the ordinary course of conducting business, we and some of our subsidiaries have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under insurance contracts issued by our underwriting operations. Plaintiffs in these lawsuits are asking for money damages or to have the court direct the activities of our operations in certain ways.

     In connection with our sale of Minet to Aon Corporation in 1997, we agreed to indemnify Aon against any future professional liability claims for events that occurred prior to the sale. Included in our 1997 provision for loss on disposal of Minet was the cost of purchasing insurance to cover a portion of our exposure to such claims.

     It is possible that the settlement of these lawsuits or payments for Minet-related liability claims may be material to our results of operations and liquidity in the period in which they occur. However, we believe the total amounts that we and our subsidiaries will ultimately have to pay in all of these matters will have no material effect on our overall financial position.

Note 12
                            DISCONTINUED OPERATIONS

In December 1996, we decided to sell our insurance brokerage, Minet, and in May 1997, we completed the sale to Aon Corporation. As a result, we accounted for Minet as a discontinued operation in 1997 and 1996, and restated 1995 results to be consistent with the 1997 and 1996 presentation.


     We agreed to indemnify Aon against most of Minet's preclosing liabilities. Our gross proceeds from the sale to Aon were approximately equal to our remaining carrying value of Minet at the date of sale.

     The following summarizes the discontinued operations for the last three years:

(In thousands)                              Year ended December 31
---------------------------------------------------------------------------
                                         1997           1996           1995

Operating loss, before
  income taxes                     $        -      $ (18,815)      $(13,092)
Income tax expense                          -            401          3,547
---------------------------------------------------------------------------
     Operating loss, net of taxes           -        (19,216)       (16,639)
---------------------------------------------------------------------------
Loss on disposal, before
  income taxes                       (103,280)      (380,036)             -
Income tax benefit                    (35,530)      (291,493)             -
---------------------------------------------------------------------------
  Loss on disposal,
     net of taxes                     (67,750)       (88,543)             -
---------------------------------------------------------------------------
  Loss from discontinued
     operations                     $ (67,750)     $(107,759)      $(16,639)
---------------------------------------------------------------------------
---------------------------------------------------------------------------

     In 1996, we recorded a pretax loss of $380 million on the disposal of Minet, which represented the estimated difference between the fair value and the carrying value of Minet by the time we would finalize the sale. That loss provision encompassed Minet's estimated operating losses through the date of disposal, the realization of previously unrealized foreign exchange losses, pension and postretirement curtailment gains, and estimated selling costs.

     We also recorded a net $291 million tax benefit in 1996, consisting of a $353 million tax benefit on the provision for loss on disposal reduced by a valuation allowance of $62 million. Our federal income tax carrying value of Minet was substantially higher than our carrying value for financial statement purposes, so the tax benefit was not proportionate to the pretax loss.

     In 1997, we recorded an additional pretax loss on disposal of $103 million (with a corresponding tax benefit of $36 million), which resulted primarily from our agreement to be responsible for certain severance, employee benefits, future lease commitments and other costs related to Minet.

     The net assets of our discontinued operations at Dec. 31, 1996, consisted of the estimated proceeds we would receive upon disposal, along with the net tax assets associated with the disposal.

Note 13
                                     ACQUISITIONS

In 1997 The John Nuveen Company, our asset management-investment banking segment, acquired Flagship Resources, Inc., a firm that managed the assets of both its sponsored and marketed family of mostly tax-free mutual funds and its private investment accounts, for a total cost of approximately $72 million, plus as much as an additional $20 million contingent upon meeting future growth targets. Nuveen also acquired Rittenhouse Financial Services, Inc., an equity and balanced portfolio investment management firm, in 1997 for a total cost of approximately $147 million. These acquisitions added $13.8 billion to Nuveen's assets under management. The cost of these acquisitions was largely composed of goodwill, which is being amortized over 30 years.

     On July 31, 1996, we acquired Northbrook Holdings, Inc. and its three insurance subsidiaries from Allstate Insurance Company. Northbrook and its subsidiaries underwrite various property-liability commercial insurance products throughout the United States. Our total cost for this acquisition was approximately $193 million, which was provided from internal funds. We recorded goodwill of approximately $71 million that we are amortizing over 15 years.

     In the Northbrook purchase agreement, we agreed to pay Allstate additional consideration of up to $50 million in the event a redundancy develops on the acquired Northbrook reserves between the purchase date and July 31, 2000. Similarly, Allstate agreed to pay us consideration of up to $100 million in the event a deficiency develops on those reserves during the same time period. Any amounts to be paid by either party will depend on the extent of the redundancy or deficiency and will be determined in accordance with terms described in the purchase agreement.

     All of these acquisitions were accounted for as purchases. As a result, the acquired companies' results were included in our consolidated results from the date of purchase. Consolidated results would not have been materially different had Nuveen's acquisitions been completed at the beginning of 1996, or had the Northbrook acquisition been completed at the beginning of 1995.

Note 14
                                     REINSURANCE

Our financial statements reflect the effects of assumed and ceded reinsurance transactions. Assumed reinsurance refers to our acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies agree to share certain risks with us. The primary purpose of ceded reinsurance is to protect us from potential losses in excess of what we are prepared to accept.

     We report balances pertaining to reinsurance transactions "gross" on the balance sheet, meaning that reinsurance recoverables on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

     The largest concentration (approximately 15%) of our total reinsurance recoverables and ceded unearned premiums was with General Reinsurance Corporation. That company is rated "A++" by A.M. Best, "Aaa" by Moody's and "AAA" by Standard & Poor's for its property-liability insurance claims-paying ability.

     We expect the companies to which we have ceded reinsurance to honor their obligations. In the event these companies are unable to honor their obligations to us, we will pay these amounts. We have established allowances for possible nonpayment of amounts due to us. The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows:

(In thousands)                               Year ended December 31
---------------------------------------------------------------------------
                                         1997           1996           1995

PREMIUMS WRITTEN
Direct                             $3,949,463     $3,945,053     $3,825,517
Assumed                               963,989        969,420      1,030,331
Ceded                                (433,549)      (518,351)      (612,635)
---------------------------------------------------------------------------
  Net premiums written             $4,479,903     $4,396,122     $4,243,213
---------------------------------------------------------------------------
---------------------------------------------------------------------------

PREMIUMS EARNED
Direct                             $4,142,706     $4,001,384     $3,678,190
Assumed                               958,108        975,273        934,490
Ceded                                (484,358)      (528,409)      (641,351)
---------------------------------------------------------------------------
  Net premiums earned              $4,616,456     $4,448,248     $3,971,329
---------------------------------------------------------------------------
---------------------------------------------------------------------------

INSURANCE LOSSES AND
LOSS ADJUSTMENT EXPENSES
Direct                             $3,077,293     $2,851,403     $2,926,261
Assumed                               656,927        671,401        743,740
Ceded                                (389,052)      (204,503)      (805,694)
---------------------------------------------------------------------------
  Net insurance losses and
     loss adjustment expenses      $3,345,168     $3,318,301     $2,864,307
---------------------------------------------------------------------------
---------------------------------------------------------------------------

Note 15
                            STATUTORY ACCOUNTING PRACTICES

Our underwriting operations are required to file financial statements with state and foreign regulatory authorities. The accounting principles used to prepare these statutory financial statements follow prescribed accounting principles, which differ from GAAP. On a statutory accounting basis, our underwriting operations reported net income of $918.6 million in 1997, $584.0 million in 1996 and $476.3 million in 1995. Statutory surplus (shareholder's equity) of these operations was $3.3 billion and $3.0 billion as of Dec. 31, 1997 and 1996, respectively.

Note 16
                                 SEGMENT INFORMATION

In 1997, we implemented the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for reporting information about a company's operating segments. The new standards do not result in a significant change from our previous segment disclosures.

     We have seven reportable segments in our underwriting operation, which consist of our investment function, and six strategic underwriting units that offer different products and services. The underwriting units are managed separately because each one targets different customers and requires different marketing strategies. The underwriting units consist of Specialized Commercial, Commercial, Personal Insurance, Medical Services, St. Paul International Underwriting and St. Paul Re. We also have an asset management-investment banking segment, consisting of our majority ownership in The John Nuveen Company.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate performance based on GAAP underwriting results for our six underwriting units; investment income and realized gains for our investment function; and pretax operating results for the asset management-investment banking segment. Underwriting assets are reviewed in total by management for purposes of decision making. We do not allocate assets to specific underwriting segments.

GEOGRAPHIC AREAS -- The following summary presents financial data of our continuing operations based on their location.

(In thousands)                               Year ended December 31
---------------------------------------------------------------------------
                                         1997           1996           1995

REVENUES
U.S.                               $5,486,544     $5,051,190     $4,435,770
Non-U.S.                              732,729        682,966        620,429
---------------------------------------------------------------------------
  Total revenues                   $6,219,273     $5,734,156     $5,056,199
---------------------------------------------------------------------------
---------------------------------------------------------------------------

MAJOR CUSTOMERS -- A large portion of our property-liability insurance premium volume originates with insurance brokers. In 1997 and 1996, approximately 18% and 15%, respectively, of our underwriting operations gross written premium volume originated with two brokerage firms.

SEGMENT INFORMATION -- The summary on the next page presents revenues and pretax income from continuing operations for our reportable segments. The revenues of our asset management-investment banking segment include its investment income. The table also presents identifiable assets for our underwriting operation in total and our asset management-investment banking segment.

(In thousands)                                                                            Year ended December 31
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 1997                1996                1995

REVENUES FROM CONTINUING OPERATIONS
Underwriting:
  St. Paul Fire and Marine:
     Specialized Commercial                                               $ 1,291,702         $ 1,272,561        $  1,230,790
     Commercial                                                               964,121             862,092             587,016
     Personal Insurance                                                       747,449             707,299             655,347
     Medical Services                                                         594,186             601,679             605,468
-----------------------------------------------------------------------------------------------------------------------------
       Total St. Paul Fire and Marine                                       3,597,458           3,443,631           3,078,621
  St. Paul International Underwriting                                         274,968             268,830             237,727
-----------------------------------------------------------------------------------------------------------------------------
       Total Worldwide Insurance Operations                                 3,872,426           3,712,461           3,316,348
  St. Paul Re                                                                 744,030             735,787             654,981
-----------------------------------------------------------------------------------------------------------------------------
       Total premiums earned                                                4,616,456           4,448,248           3,971,329
  Net investment income                                                       880,802             794,901             731,096
  Realized investment gains                                                   400,438             208,549              74,403
  Other                                                                        38,502              40,619              37,282
-----------------------------------------------------------------------------------------------------------------------------
       Total underwriting                                                   5,936,198           5,492,317           4,814,110
-----------------------------------------------------------------------------------------------------------------------------
Asset management-investment banking                                           268,927             232,347             236,230
-----------------------------------------------------------------------------------------------------------------------------
       Total reportable segments                                            6,205,125           5,724,664           5,050,340
Parent company and consolidating eliminations                                  14,148               9,492               5,859
-----------------------------------------------------------------------------------------------------------------------------
       Total revenues                                                     $ 6,219,273         $ 5,734,156        $  5,056,199
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
Underwriting:
  St. Paul Fire and Marine:
     Specialized Commercial                                               $    28,959         $    49,186       $    (124,078)
     Commercial                                                               (62,965)            (60,228)             (3,668)
     Personal Insurance                                                       (63,254)           (201,815)            (33,000)
     Medical Services                                                             661              55,179              76,399
-----------------------------------------------------------------------------------------------------------------------------
       Total St. Paul Fire and Marine                                         (96,599)           (157,678)            (84,347)
  St. Paul International Underwriting                                         (51,005)            (21,784)            (23,188)
-----------------------------------------------------------------------------------------------------------------------------
       Total Worldwide Insurance Operations                                  (147,604)           (179,462)           (107,535)
  St. Paul Re                                                                 (32,463)            (36,698)              4,490
-----------------------------------------------------------------------------------------------------------------------------
       Total GAAP underwriting result                                        (180,067)           (216,160)           (103,045)
  Net investment income                                                       880,802             794,901             731,096
  Realized investment gains                                                   400,438             208,549              74,403
  Other                                                                       (85,290)           (101,206)            (50,542)
-----------------------------------------------------------------------------------------------------------------------------
       Total underwriting                                                   1,015,883             686,084             651,912
-----------------------------------------------------------------------------------------------------------------------------
Asset management-investment banking:
  Pretax income before minority interest                                      122,170             117,502             113,770
  Minority interest                                                           (29,553)            (25,805)            (25,573)
-----------------------------------------------------------------------------------------------------------------------------
       Total asset management-investment banking                               92,617              91,697              88,197
-----------------------------------------------------------------------------------------------------------------------------
       Total reportable segments                                            1,108,500             777,781             740,109
Parent company and consolidating eliminations                                 (89,767)            (78,645)            (70,784)
-----------------------------------------------------------------------------------------------------------------------------
       Total income from continuing operations before income taxes        $ 1,018,733         $   699,136       $     669,325
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(In thousands)                                                                                December 31
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 1997                1996                1995

IDENTIFIABLE ASSETS
Underwriting                                                              $20,445,079         $19,848,788         $17,541,329
Asset management-investment banking                                           516,690             356,318             402,512
-----------------------------------------------------------------------------------------------------------------------------
       Total reportable  segments                                          20,961,769          20,205,106          17,943,841
Parent company, consolidating eliminations and discontinued operations        538,888             475,870             575,453
-----------------------------------------------------------------------------------------------------------------------------
       Total assets                                                       $21,500,657         $20,680,976         $18,519,294
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

Note 17
                                 COMPREHENSIVE INCOME

We adopted the provisions of the SFAS No. 130, "Reporting Comprehensive Income," in 1997. Comprehensive income is defined as any change in our equity from transactions and other events originating from nonowner sources. In our case, those changes are composed of our reported net income, changes in the unrealized appreciation of our investment portfolio and changes in unrealized foreign currency translation adjustments. SFAS No. 130 requires that we report all components of comprehensive income. The following summaries present the components of our comprehensive income, other than net income, for the last three years.

(In thousands)                               Year ended December 31, 1997
-----------------------------------------------------------------------------
                                                        INCOME
                                         PRETAX     TAX EFFECT      AFTER-TAX

Unrealized depreciation arising
  during period                       $(314,826)     $(132,789)     $(182,037)
Less: reclassification adjustment
  for realized gains included in
  net income                            408,110        165,972        242,138
-----------------------------------------------------------------------------
     Net change in unrealized
       appreciation of investments       93,284         33,183         60,101
-----------------------------------------------------------------------------
Unrealized loss on foreign
  currency translation                   (1,462)          (564)          (898)
-----------------------------------------------------------------------------
     Total other comprehensive
       income                         $  91,822      $  32,619      $  59,203
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

(In thousands)                              Year ended December 31, 1996
-----------------------------------------------------------------------------
                                                        Income
                                         Pretax     Tax Effect      After-tax

Unrealized appreciation arising
  during period                        $208,755        $76,475       $132,280
Less: reclassification adjustment
  for realized gains included in
  net income                            218,525         75,422        143,103
-----------------------------------------------------------------------------
     Net change in unrealized
       appreciation of investments       (9,770)         1,053        (10,823)
-----------------------------------------------------------------------------
Unrealized loss on foreign
  currency translation                   (5,261)            48         (5,309)
Less: reclassification adjustment
  for realized loss relating to
  discontinued operations               (22,932)         2,662        (25,594)
-----------------------------------------------------------------------------
     Net change in unrealized
       loss on foreign
       currency translation              17,671         (2,614)        20,285
-----------------------------------------------------------------------------
     Total other comprehensive
       income                          $  7,901       $ (1,561)      $  9,462
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------


(In thousands)                               Year ended December 31, 1995
-----------------------------------------------------------------------------
                                                        Income
                                         Pretax     Tax Effect      After-tax

Unrealized appreciation arising
  during period                      $1,017,325       $347,125       $670,200
Less: reclassification adjustment
  for realized gains included in
  net income                             84,572         28,215         56,357
-----------------------------------------------------------------------------
     Net change in unrealized
       appreciation of investments      932,753        318,910        613,843
-----------------------------------------------------------------------------
Unrealized gain on foreign
  currency translation                    3,616            285          3,331
-----------------------------------------------------------------------------
     Total other comprehensive
       income                        $  936,369       $319,195       $617,174
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Note 18
                         SUBSEQUENT EVENT - MERGER AGREEMENT
                               WITH USF&G CORPORATION

In January 1998, we announced that we had entered into a merger agreement with USF&G Corporation. The merger, which is subject to the approval of both companies' shareholders and various regulatory authorities, will be a tax-free exchange of stock accounted for as a pooling of interests. The combined company will operate under The St. Paul name and remain based in Saint Paul, Minn. If the merger is completed, the combined company will become the eighth-largest property-liability insurance company in the United States, based on 1996 net written premiums. The merger is expected to be consummated in mid-1998.

  Under the terms of the merger agreement, USF&G shareholders will receive shares of our common stock having a value determined according to an exchange ratio based on the average price of our stock during a twenty-day trading period ending on the third day prior to the USF&G shareholder meeting to vote on the proposed merger. If our average common stock price during that period is between $74 and $78 per share, USF&G shareholders will receive a fraction of a share in our common stock equal to $22 divided by our average common stock price for each USF&G share. If our average common stock price is above $78 per share, USF&G shareholders will receive 0.2821 of one of our shares for each USF&G share. If our average common stock price is below $74 per share, USF&G shareholders will receive 0.2973 of one of our shares for each USF&G share. The total value of the transaction is expected to be approximately $3.5 billion, which includes the assumption of USF&G's debt and capital securities.

  For the year ended Dec. 31, 1997, USF&G recorded net written premiums of $2.45 billion, total revenues of $3.40 billion and net income of $193.9 million ($1.72 diluted earnings per share). At Dec. 31, 1997, USF&G's assets totaled $15.82 billion, including a $10.94 billion investment portfolio.

Note 19
                     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is an unaudited summary of our quarterly results for the last three years.



(In thousands)                                                                   1997
--------------------------------------------------------------------------------------------------------------
                                                         FIRST         SECOND             THIRD         FOURTH
                                                       QUARTER        QUARTER           QUARTER        QUARTER

Revenues                                            $1,557,203     $1,620,711        $1,497,048     $1,544,311
Income from continuing operations                      192,299        230,524           163,404        186,996
Net income                                             124,549        230,524           163,404        186,996
Earnings per common share:
  Basic:
     Income from continuing operations                    2.28           2.72              1.91           2.19
     Net income                                           1.46           2.72              1.91           2.19
  Diluted:
     Income from continuing operations                    2.10           2.51              1.77           2.02
     Net income                                           1.37           2.51              1.77           2.02
--------------------------------------------------------------------------------------------------------------

(In thousands)                                                                   1996
--------------------------------------------------------------------------------------------------------------
                                                         First         Second             Third         Fourth
                                                       Quarter        Quarter           Quarter        Quarter

Revenues                                            $1,329,891     $1,364,474        $1,476,158     $1,563,633
Income from continuing operations                      144,411        135,295           114,823        163,329
Net income                                             128,821        130,053           128,934         62,291
Earnings per common share:
  Basic:
     Income from continuing operations                    1.69           1.59              1.35           1.93
     Net income                                           1.51           1.53              1.52           0.72
  Diluted:
     Income from continuing operations                    1.57           1.48              1.26           1.79
     Net income                                           1.40           1.42              1.42           0.69
--------------------------------------------------------------------------------------------------------------

(In thousands)                                                                  1995
--------------------------------------------------------------------------------------------------------------
                                                         First         Second             Third         Fourth
                                                       Quarter        Quarter           Quarter        Quarter

Revenues                                            $1,192,755     $1,244,183        $1,270,351     $1,348,910
Income from continuing operations                      127,384        118,341           137,108        155,015
Net income                                             110,596        112,967           142,399        155,247
Earnings per common share:
  Basic:
     Income from continuing operations                    1.49           1.38              1.60           1.80
     Net income                                           1.29           1.31              1.66           1.81
  Diluted:
     Income from continuing operations                    1.42           1.30              1.49           1.67
     Net income                                           1.23           1.24              1.54           1.67
--------------------------------------------------------------------------------------------------------------

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The St. Paul Companies, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 2-69894, No. 33-15392, No. 33-20516, No. 33-23446, No.
33-23948, No. 33-24220, No. 33-24575, No. 33-26923, No. 33-49273, No.
33-56987, No. 333-01065, No. 333-22329, No. 333-25203, and No. 333-28915) and
Form S-3 (SEC File No. 33-33931, No. 33-50115, No. 33-58491, and No.
333-06465) of The St. Paul Companies, Inc., of our report dated January 26, 1998, relating to the consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the February 26, 1998 Form 8-K of The St. Paul Companies, Inc.

Minneapolis, Minnesota                    /s/ KPMG Peat Marwick LLP
February 26, 1998                         -------------------------
                                              KPMG Peat Marwick LLP